                                                     Registration No. 333-

    As filed with the Securities and Exchange Commission on November 18, 1997
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                               The DII Group, Inc.
             (Exact name of Registrant as specified in its charter)


         Delaware                     3679                    84-1224426
(State or other jurisdiction    (Primary Standard          (I.R.S. Employer
     of incorporation              Industrial            Identification No.)
      organization)        Classification Code Number)


 6273 Monarch Park Place,                                  Thomas J. Smach
        Suite 200                                      Chief Financial Officer
     Niwot, CO 80503                                   6273 Monarch Park Place,
      (303) 652-2221                                          Suite 200
 (Address, including zip                                   Niwot, CO 80503
   code, and telephone                                      (303) 652-2221
  number, including area                                   (Name, address,
         code, of                                      including zip code, and
  Registrant's principal                                  telephone number,
    executive offices)                                   including area code,
                                                        of agent for service)

                             ----------------------
                                   Copies to:
                            Jeffrey N. Ostrager, Esq.
                         Curtis, Mallet-Prevost, Colt &
                                      Mosle
                                 101 Park Avenue
                          New York, New York 10178-0061
                                 (212) 696-6000

                             ----------------------

               Approximate date of commencement of proposed sale
                        of the securities to the public:
   As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_____________________

If this Form is a post-effective amendment filed pursuant to to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|____________________

                             ----------------------

                       CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                           Proposed      Proposed    Amount
     Title of each class    Amount to be    maximum      maximum        of
     of securities to be     registered     offering    aggregate   registration
         registered                        price per     offering       fee
                                            unit(1)      price(1)
--------------------------------------------------------------------------------
8.50% Senior Subordinated   $150,000,000      100%     $150,000,000  $45,455
Notes due 2007
--------------------------------------------------------------------------------
(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.

                             ----------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITES LAWS OF ANY SUCH STATE.

                             Subject to Completion,
                            Issued November 18, 1997

PROSPECTUS

                               THE DII GROUP, INC.

                                OFFER TO EXCHANGE

                          $1,000 in principal amount of
                  its 8.50% Senior Subordinated Notes due 2007
               which have been registered under the Securities Act
             for each $1,000 in principal amount of its outstanding
                    8.50% Senior Subordinated Notes due 2007
              of which $150,000,000 principal amount is outstanding

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON _______, 1998, UNLESS EXTENDED

The DII Group, Inc. (the "DII Group" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 8.50% Senior Subordinated Notes due 2007 (the "New Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Exchange Offer Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 in principal amount of its outstanding 8.50% Senior Subordinated Notes due 2007 (the "Old Notes") (the "Exchange Offer"). The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes." See "Description of the Notes." As of the date hereof, $150,000,000 aggregate principal amount of Old Notes are outstanding. The Exchange Offer is being made pursuant to the terms of a registration rights agreement dated September 16, 1997 (the "Registration Rights Agreement") entered into among the Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and BT Alex. Brown Incorporated (together, the "Initial Purchasers") pursuant to the terms of the Purchase Agreement dated September 16, 1997, between the Company and the Initial Purchasers (the "Purchase Agreement").

The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be ______, 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "The Exchange Offer."

The New Notes will be obligations of the Company entitled to the benefits of the indenture pursuant to which the Notes were issued (the "Indenture"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the issuance of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) the holders of New Notes will not be entitled to further registration rights under the Registration Rights Agreement and rights under certain circumstances to Special Interest (as defined), which rights will be satisfied or will terminate when the Exchange Offer is consummated. See "The Exchange Offer." The New Notes are being offered in order to satisfy certain obligations of the Company under the Registration Rights Agreement. The New Notes evidence the same debt as the Old Notes (which they replace). In addition, the New Notes and the Old Notes will be treated as one series of securities under the Indenture.

See "Risk Factors" beginning on page 15 for a discussion of certain factors that should be considered by holders who tender their Old Notes in the Exchange Offer.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _____________________, 1997.

      The Notes will mature on September 15, 2007. Interest on the Notes is payable semiannually on March 15 and September 15 of each year, beginning on March 15, 1998, to the registered holders of the Notes at the close of business on the preceding March 1 or September 1, as the case may. Each New Note will bear interest at a rate of 8.50% per annum from the most recent interest payment date to which interest has been paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from September 19, 1997. See "Description of the Notes--General."

      The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after September 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to September 15, 2000, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings (as defined), at a redemption price of 108.500% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original principal amount of the Notes remains outstanding after each such redemption. Upon a Change of Control (as defined), each holder of Notes will have the right, subject to certain restrictions and conditions, to require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes."

      The Notes will be unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. The Notes will rank pari passu with any future Senior Subordinated Debt (as defined) and senior to all existing and future junior subordinated debt of the Company. The Notes will be structurally subordinated to all existing and future debt and other liabilities of the Company's subsidiaries. As of September 28, 1997, the Company had outstanding approximately $14.7 million of Senior Debt, $150.0 million of Senior Subordinated Debt and $86.25 million of junior subordinated debt, and the Company's subsidiaries had outstanding approximately $147.3 million of debt and other liabilities (excluding debt included within the definition of Senior Debt, debt between subsidiaries and debt owed by any subsidiary to the Company). The Indenture permits the Company and its subsidiaries to incur significant amounts of additional debt and other liabilities, including Senior Debt, Senior Subordinated Debt and secured debt. See "Capitalization," "Description of Certain Existing Debt" and "Description of the Notes."

      The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Under existing Commission interpretations, the New Notes would be freely transferable by holders of the Old Notes other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission, provided that broker-dealers receiving New Notes in the Exchange Offer (each an "Exchanging Dealer") will have a prospectus delivery requirement with respect to resales of such Exchange Notes. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities Act.

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to


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

admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

      Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "The Exchange Offer."

      There has not previously been any public market for the Old Notes or the New Notes. The Company presently does not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Notes are currently eligible for trading in The Portal Market of the Nasdaq Stock Market, Inc. However, there can be no assurance that an active public market for the New Notes will develop. The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Notes, or, in the case of Old Notes that are not exchanged, for the Old Notes following the Exchange Offer or for Old Notes that are covered by a registration statement relating to their resale. See "Risk Factors--Risk Factors Relating to the Notes--Lack of Public Trading Market for the Notes; Volatility of Notes."

      This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of ________________, 1997. The
Company will not receive any proceeds from the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from The DII Group, Inc., 6273 Monarch Park Place, Suite 200, Niwot, Colorado 80503, Investor Relations Department, telephone number (303) 652-2221. See "Information Incorporated by Reference." In order to ensure timely delivery of the documents, any request should be made by five business days prior to the Expiration Date.


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

                                TABLE OF CONTENTS

                                                       Page
                                                       ----

          Available Information...........................5
          Information Incorporated  by Reference..........5
          Prospectus Summary..............................7
          Risk Factors...................................15
          Use of Proceeds................................20
          Capitalization.................................21
          Selected Consolidated Financial Data...........22
          The Exchange Offer.............................24
          Business.......................................33
          Certain Transactions and Relationships.........43
          Description of Certain Existing Debt...........45
          Description of the Notes.......................47
          Certain Federal Income Tax Considerations .....75
          Plan of Distribution...........................77
          Legal Matters..................................78
          Experts........................................78


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

                              AVAILABLE INFORMATION

      The Company is currently subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. Material filed by the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Company has agreed that, whether or not it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for so long as any of the Notes remains outstanding, it will file with the Commission (unless the Commission does not permit such filing) and provide to holders of the Notes and the Trustee the annual reports and the information, documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections.

      The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Exchange Offer Registration Statement, does not contain all the information set forth in the Exchange Offer Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes, reference is made to the Exchange Offer Registration Statement. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, in each instance reference is made to the copy of the document filed as an exhibit to the Exchange Offer Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement (and the exhibits and schedules thereto) can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                      INFORMATION INCORPORATED BY REFERENCE

The following documents filed by the Company with the Commission (File No. 0-21374) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

      1. The Company's Proxy Statement for its 1997 Annual Meeting of Stockholders, dated April 7, 1997.

      2. The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996.

      3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1997, June 29, 1997 and September 28, 1997.

      4. The Company's Current Reports on Form 8-K, dated September 2, 1997, September 10, 1997 and September 17, 1997.


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

      In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner of the Notes, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this Prospectus). Requests for such documents should be directed to The DII Group, Inc., Investor Relations, 6273 Monarch Park Place, Suite 200, Niwot, Colorado 80503, Investor Relations Department, telephone number: (303) 652-2221.

      NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD SECURITIES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE PURSUANT HERETO SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


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


                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and the Company's Condensed Consolidated Financial Statements and the notes thereto and Consolidated Financial Statements and the notes thereto incorporated by reference in this Prospectus. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Unless the context otherwise requires, references in this Prospectus to the DII Group or the Company are to the DII Group and its consolidated subsidiaries. On August 22, 1996, the Company changed its fiscal year end from December 31 to the Sunday nearest to December 31, beginning with the fiscal year ended December 29, 1996. Accordingly, the Company's Consolidated Financial Statements incorporated by reference in this Prospectus are presented for fiscal years ended December 29, 1996 and December 31 for years prior to 1996, and for the nine-month periods ended September 28, 1997 and September 29, 1996. The merger on August 22, 1996 of Orbit Semiconductor, Inc. ("Orbit") with a wholly-owned subsidiary of the Company (the "Orbit Merger") was accounted for as a pooling-of-interests, and accordingly, the Company's Consolidated Financial Statements for all prior periods have been restated to reflect the operations of Orbit. Capitalized terms not defined in this "Prospectus Summary" have the meanings given them elsewhere in this Prospectus.

                                   The Company

Overview

      The DII Group is a leading provider of electronics design and manufacturing services which operates through a global network of independent business units. These business units are uniquely linked to provide the following related products and services to original equipment manufacturers ("OEMs"): design and manufacturing of custom microelectronics; design and manufacturing of prototype printed circuit boards; high volume production of printed circuit boards; assembly of printed circuit boards; process tooling; machines tools; in-circuit and functional test hardware and software; and final systems assembly. By offering comprehensive and integrated design and manufacturing services, the Company believes that it is better able to develop long-term relationships with its customers, expand into new markets and enhance its profitability. Key customers of the Company include: 3 Com Corporation, EMC Corporation, Hewlett-Packard Company ("Hewlett-Packard"), International Business Machines Corporation ("IBM"), Lifescan, Inc. (a subsidiary of Johnson & Johnson), Motorola, Inc., Silicon Graphics Inc., Symbios Logic, Inc., The Foxboro Company and The Square D Company. For the 1996 fiscal year and the nine-month period ended September 28, 1997, the Company had net sales of approximately $458.9 million and $534.0 million, respectively, EBITDA of approximately $56.7 million and $52.7 million, respectively, and net income of approximately $10.0 million and $22.6 million, respectively.

      As a result of the growing capital-intensive nature of the manufacturing process for electronic products coupled with the greater need for more sophisticated design and manufacturing processes, OEMs have turned increasingly to outside providers of electronics design and manufacturing services. Utilization of such outside providers enables the OEMs to focus their efforts on research, development, and marketing. Other significant benefits of using outsourcing services include: reduced time-to-market, reduced capital investment, access to leading-edge manufacturing technology, design services, improved inventory management and purchasing power, and access to worldwide manufacturing sources. The Company believes that many OEMs now view outside design and manufacturing service providers as strategic partners. According to a leading industry source, the global contract electronics manufacturing ("CEM") industry is forecasted to grow at a compounded annual rate of 27% through 1999, resulting in total industry revenues of approximately $117.0 billion in 1999. Approximately 65% and 60% of the Company's net sales were derived from its CEM assembly and distribution operations for the nine-month period ended September 28, 1997 and the 1996 fiscal year, respectively.

      The Company's principal executive offices are located at 6273 Monarch Place, Suite 200, Niwot, Colorado 80503, and the Company's telephone number is
(303) 652-2221.

Strategy

      The Company's strategy is to be the fastest and most comprehensive provider of custom electronics design and manufacturing services, ranging from microelectronics design and fabrication through the final assembly of finished products for OEM customers. The Company seeks to establish "partnerships" with its customers through involvement in the early stages of their product development by providing comprehensive and integrated design and manufacturing services. Key elements of the Company's strategy include:

      Integrated business units: The Company's products and services are delivered to customers through its network of business units. By offering a broad range of integrated products and services that extends from custom microelectronics design and production, through printed circuit board ("PCB") design and fabrication, to final systems assembly and in-circuit and functional testing, the Company is able to secure more fully integrated projects which provide opportunities to enhance volume and profitability.



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


      Networked marketing strategies: The Company markets its products and services to customers through its individual business units and through linked marketing in order to provide fully integrated custom design and manufacturing solutions to its customers. Through the integration of design and manufacturing solutions offered by the Company's network of business units, the Company provides customer specific products and services to reduce customer time-to-market and decrease total manufacturing costs.

      Global presence: The Company offers design and manufacturing capabilities in the three major electronics markets of the world (North America, Europe and Asia). The Company currently maintains various design and manufacturing facilities throughout the United States (New York, Rhode Island, Florida, Illinois, Texas, Colorado, California and Minnesota); in Puebla and Guadalajara, Mexico; Cork, Ireland; Essex, England; Singapore; and Malacca, Malaysia. These regional facilities provide the size and flexibility required to meet the needs of smaller customers and the global reach required for larger customers. Acquisitions have played an important role in the expansion of the Company's global presence, and the Company expects to continue to pursue acquisitions in its efforts to expand its global reach.

      Customer relationships: The DII Group companies target customers in fast-growing industry sectors that require complex outsourcing solutions together with minimum time-to-market. This enhances the Company's ability to realize higher margins on its products and services.

      Technology and manufacturing leadership: The Company seeks to maintain technological leadership in order to secure partnerships with customers in the early stages of their product development and to support their design and manufacturing requirements. In addition, the Company continues to invest in high-technology equipment, enabling the DII Group companies to accept increasingly complex orders which provides opportunities to enhance volume and profitability.

Products and Services

      The Company provides the following related products and services to customers in the global electronics manufacturing industry:

      Systems Assembly--The Company assembles complex electronic circuits and provides final system configuration services on a high and low volume contract basis. This product line accounted for 65% of the Company's net sales for the nine-month period ended September 28, 1997 and 60%, 64% and 70% of the Company's net sales for the 1996, 1995 and 1994 fiscal years, respectively.

      Interconnect Technologies--The Company provides design and engineering services for printed circuit assemblies and manufactures high density, complex multilayer printed circuit boards on a quick-turn and high-volume production basis. This product line accounted for 16% of the Company's net sales for the nine-month period ended September 28, 1997, 16% and 14% of the Company's net sales for the 1996 and 1995 fiscal years, respectively, and less than 10% of the Company's net sales for the 1994 fiscal year.

      Custom Microelectronics--The Company provides semiconductor design, manufacturing and engineering support services to its OEM customers. The Company provides cost-effective gate array conversion services, mixed-signal design and production capabilities as well as high-reliability manufacturing and quick-turn and low-volume manufacturing services, utilizing a combination of its internal fabrication capabilities and its external foundry suppliers, thereby using a "fab/fabless" manufacturing approach. This product line accounted for 10% of the Company's net sales for the nine-month period ended September 28, 1997 and 14%, 16% and 20% of the Company's net sales for the 1996, 1995 and 1994 fiscal years, respectively.

      Process Technologies--The Company manufactures surface mount printed circuit board solder cream stencils on a quick-turn basis; designs and manufactures in-circuit and functional test software and hardware on a quick-turn basis; manufactures depaneling systems that route individual printed circuit boards from an assembled master panel in the final step of the electronics assembly process; and manufactures automation solutions for the transfer of bare printed circuit boards and assembled circuits through the entire manufacturing process, including final box-build assembly. This product line accounted for 10% of the Company's net sales for the 1996 fiscal year and less than 10% of the Company's net sales for the nine-month period ended September 28, 1997 and the 1995 and 1994 fiscal years.

                               The Prior Offering

      The outstanding $150.0 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on September 19, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer."

                               The Exchange Offer

The Exchange Offer............   Up to $150.0 million aggregate principal amount
                                 of New Notes are being offered in exchange for a like aggregate principal amount of Old Notes.
                                 Old Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 in principal amount.


                                 The Exchange Offer is not being made to, nor will the Company accept surrenders of Old Notes for exchange from, holders thereof in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Resale........................   Based on an interpretation by the staff of the
                                 Commission set forth in no-action letters issued to third parties, the Company believes the New Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder represents that it is acquiring the New
                                 Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission, provided that Exchanging Dealers will have a prospectus delivery requirement with respect to resales of such New Notes. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New
                                 Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, unless an exemption from registration is otherwise available. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling security holder information required by Item 507 of Regulation
                                 S-K of the Securities Act. The Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in the above no-action letters.

                                 Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on ______

                                 __, 1998, unless extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Terms of the Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the New
  Notes and the Old Notes.....   Each New Note will bear interest from the most
                                 recent interest payment date to which interest has been paid on the Old Note surrendered in exchange therefor, or, if no interest has been paid on such Old Note, from September 19, 1997.

Conditions to the
  Exchange Offer .............   The Exchange Offer is subject to certain
                                 conditions which may be waived by the Company.
                                 See "The Exchange Offer--Terms of the Exchange
                                 Offer--Conditions of the Exchange Offer." The
                                 Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

Procedures for Tendering Old
Notes.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or a facsimile thereof, together with such Old Notes and any other required documentation to Chase
                                 Trust Company of California, as exchange agent
                                 (the "Exchange Agent"), at the address set forth herein and therein. Persons holding Old
                                 Notes through DTC and wishing to accept the Exchange Offer must do so pursuant to DTC's
                                 Automated Tender Offer Program ("ATOP"), by which each tendering participant will agree to be bound by the Letter of Transmittal.

                                 By executing a Letter of Transmittal, a holder will represent to the Company that, among other things, (i) any New Notes being to be received by it will be acquired in the ordinary course of its business, (ii) at the time of commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) it has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes, (v) the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and (vi) the Old Notes tendered for exchange are not subject to any adverse claims or proxies. As indicated above, each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Terms of the Exchange Offer--Procedures for Tendering Old Notes" and "--Resales of the New Notes."

                                 Letters of Transmittal and other required documents should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Terms of the Exchange Offer--The Exchange Agent."

Untendered Old Notes..........   Following the consummation of the Exchange
                                 Offer, holders of Old Notes
                                 eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
  Exchange....................   The Old Notes that are not exchanged pursuant
                                 to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities
                                 Act or pursuant to some other exemption under the Securities Act, (iii) outside the United
                                 States to a foreign person pursuant to the requirements of Rule 904 under the Securities
                                 Act, or (iv) pursuant to an effective
                                 registration statement under the Securities
                                 Act. See "The Exchange Offer--Terms of the
                                 Exchange Offer--Consequences of Failure to
                                 Exchange."

Suspension of Exchange Offer
  Registration Statement......   The Company may suspend the availability and
                                 use of the Exchange Offer Registration
                                 Statement for one period not to exceed 30 days following the consummation of the Exchange
                                 Offer for valid business reasons (not including avoidance of the Company's obligations under the Registration Rights Agreement). See "The
                                 Exchange Offer--Terms of the Exchange
                                 Offer--Suspension of Exchange Offer
                                 Registration Statement."

Special Procedures for
  Beneficial Owners...........   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and either make appropriate arrangements to register ownership of the Old
                                 Notes in the beneficial owner's name, so that the beneficial owner can tender on his or her own behalf, or instruct such registered holder to tender on such beneficial owner's behalf.
                                 Such a transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See
                                 "The Exchange Offer--Terms of the Exchange
                                 Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery
  Procedures .................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by such Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or comply with the procedures for book-entry transfer), must tender their Old
                                 Notes according to the guaranteed delivery procedures set forth under "The Exchange
                                 Offer--Terms of the Exchange Offer--Guaranteed
                                 Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes.......   Subject to certain conditions (as described
                                 more fully under "The Exchange Offer--Terms of the Exchange Offer--Conditions of the Exchange
                                 Offer"), the Company will accept for exchange any and all Old Notes properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration
                                 Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes."

Certain United States Federal
  Income Tax Consequences.....   For a discussion of certain federal income tax
                                 consequences relating to the exchange of Old
                                 Notes for New Notes and the purchase, ownership and disposition of New Notes, see "Certain
                                 United States Federal Income Tax Consequences."

Exchange Agent................   Chase Trust Company of California is the
                                 Exchange Agent. The address, telephone number and facsimile number of the Exchange Agent are set forth under "The Exchange Offer--Terms of the Exchange Offer--The Exchange Agent."

Use of Proceeds...............   There will be no cash proceeds to the Company
                                 from the exchange pursuant to the Exchange
                                 Offer. See "Use of Proceeds."

                                  The New Notes

      The following summary of certain terms of the New Notes is not complete and is qualified by all of the terms contained in the New Notes and in the Indenture. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the issuance of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) the holders of New Notes will not be entitled to further registration rights under the Registration Rights Agreement and rights under certain circumstances to Special Interest (as defined), which rights will be satisfied or will terminate when the Exchange Offer is consummated. For a more detailed description of the terms of the New Notes, see "Description of the Notes."

Securities Offered............   $150.0 million principal amount of 8.50% Senior
                                 Subordinated Notes due 2007.

Maturity......................   September 15, 2007.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 commencing March 15, 1998.

Subordination.................   The New Notes will be, as the Old Notes (which
                                 they replace) are, unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. The New Notes will rank, as the Old Notes (which they replace) rank, pari passu with any future Senior Subordinated Debt (as defined) and senior to all existing and future junior subordinated debt of the Company. The
                                 New Notes will be, as the Old Notes (which they replace) are, structurally subordinated to all existing and future debt and other liabilities of the Company's subsidiaries. As of September
                                 28, 1997, the Company had outstanding
                                 approximately $14.7 million of Senior Debt, $150.0 million of Senior Subordinated Debt and
                                 $86.25 million of junior subordinated debt, and the Company's subsidiaries had outstanding approximately $147.3 million of debt and other liabilities (excluding debt included within the definition of Senior Debt, debt between subsidiaries and debt owed by any subsidiary to the Company). The Indenture permits the Company and its subsidiaries to incur significant amounts of additional debt and other liabilities, including Senior Debt, Senior
                                 Subordinated Debt and secured debt. See
                                 "Capitalization," "Description of Certain
                                 Existing Debt" and "Description of the Notes."

Optional Redemption...........   The New Notes will be redeemable, in whole or
                                 in part, at the option of the Company, at any time on or after September 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to September 15, 2000, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes (defined as the Old Notes together with the New Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price of 108.500% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original principal amount of the Notes remains outstanding after each such redemption. See "Description of the
                                 Notes--Optional Redemption."

Sinking Fund..................   None.

Change of Control.............   Upon a Change of Control, each holder of New
                                 Notes will have the right, subject to certain restrictions and conditions, to require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase. See "Description of the Notes--Repurchase at the Option of Holders Upon a Change of Control."

Certain Covenants.............   The Indenture contains certain covenants that,
                                 among other things, limit the ability of the Company and its Restricted Subsidiaries to: (a)
                                 Incur additional Debt; (b) make Restricted
                                 Payments; (c) create Liens; (d) issue or sell
                                 Capital Stock of Restricted Subsidiaries; (e) engage in Asset Sales; (f) restrict distributions from Restricted Subsidiaries; (g) engage in transactions with Affiliates; (h)
                                 Incur layered Debt; or (i) in the case of the Company, merge, consolidate or sell all or substantially all its Property. The covenants are subject to a number of significant exceptions and qualifications. See "Description of the Notes."

                                  Risk Factors

      Prospective investors should carefully consider the factors set forth in "Risk Factors" as well as the other information set forth in this Prospectus before tendering the Old Notes in exchange for the New Notes.

                                  RISK FACTORS

      Prospective investors should consider carefully the following factors as well as the other information included in this Prospectus, which may be generally applicable to the Old Notes as well as the New Notes, before tendering Old Notes in exchange for New Notes.

Risk Factors Relating to the Company and its Business

Acquisitions; Management of Growth

      The Company has actively pursued acquisitions in furtherance of its strategy to be the fastest and most comprehensive provider of custom electronics design and manufacturing services. Such acquisitions involve numerous risks, including difficulties in assimilating the operations, technologies, and products and services of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees of the acquired company. There can be no assurance that the Company will be able to successfully integrate newly-acquired businesses including Orbit and the Company's recently acquired printed circuit board fabrication facility in Austin, Texas (the "Austin PCB Fab"). See "Business--Acquisitions." Such a failure could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also continues to experience rapid internal growth and expansion, and with continued expansion, it may become more difficult for the Company's management to manage geographically dispersed operations. The Company's failure to effectively manage growth could have a material adverse effect on the Company's results of operations.

Dependence on Electronics Industry

      The electronics industry is subject to rapid technological change, product obsolescence and price competition. In addition, the electronics industry, and especially the semiconductor sector, has historically been cyclical and subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and overcapacity. These factors, which may affect the electronics industry in general, or any of the Company's major customers in particular, could have a material adverse effect on the Company's operating results. The future success of the Company's businesses will depend largely upon its ability to enhance its existing or to acquire new products and manufacturing processes in order to keep pace with changing technology and industry standards and meet the changing needs of customers. There can be no assurance that the Company will be able to keep pace with the rapidly changing technological trends. The introduction by competitors of new technologies or the emergence of new industry standards and customer requirements could render the Company's existing products and processes obsolete, unmarketable or no longer competitive.

Customer Concentration

      At any given time, certain customers may account for significant portions of the Company's business. See "Business--Marketing and Customer Profile." The Company also has concentrations of credit risk in accounts receivables and inventory for its top ten customers. In addition, the percentage of the Company's sales to its major customers may fluctuate from period to period. Significant reductions in sales to any of the Company's major customers as well as period to period fluctuations in sales to such customers could have a material adverse effect on the Company's operating results. Through its subisidary, Multilayer Technology, Inc. ("Multek"), the Austin PCB Fab currently serves principally IBM, with which the Company has a three-year supply agreement. Although Multek has begun to implement a sales and marketing program for the Austin PCB Fab, there can be no assurance that Multek will succeed in expanding the customer base for the Austin PCB Fab beyond its dependence on IBM.

      The Company has few material firm long-term commitments or volume guarantees from its customers. In addition, customer orders can be cancelled and volume levels can be changed or delayed. From time to time, some of the Company's customers have terminated their manufacturing arrangements with the Company, and other customers have reduced or delayed the volume of design and manufacturing services performed by the Company. The timely replacement of cancelled, delayed or reduced contracts with new business cannot be assured, and termination of a manufacturing relationship or change, reduction or delay in orders could have a material adverse effect on the Company's operating results.

Factors Affecting Operating Results

      The Company's operating results may be affected by a number of factors including the economic conditions in the markets the Company serves; price and product competition; the level of volume and the timing of orders; product mix; the amount of automation existing on specific manufacturing projects; efficiencies achieved by inventory management; fixed asset utilization; the level of experience in manufacturing a particular product; customer product delivery requirements; shortages of components or experienced labor; the integration of acquired businesses; start-up costs associated with adding new geographical locations; expenditures required for research and development; and failure to introduce, or lack of market acceptance of new processes, services, technologies and products on a timely basis. In addition, the level of sales can greatly shift based on whether certain projects are contracted on a turnkey basis where the Company purchases materials, versus on a consignment basis where materials are provided by the customer. Recent operating results have been adversely affected by the Orbit acquisition.

Components; Reliance on Limited Suppliers

      The Company works with customers and suppliers to minimize the impact of component shortages. The Company orders raw materials and components based on purchase orders received and accepted, and maintains minimal levels of inventory that is not identified for use in filling specific orders. Raw material and component shortages have had, and are expected to have, from time to time, short-term adverse effects on the Company's business, including impact due to price fluctuations and delayed shipments. Significant shortages of raw materials or components used by the Company's operating units would have a material adverse effect on the Company's results of operations. In addition, the Company's operating units depend on a limited number of suppliers for many of the raw materials and components used in their products and services. The interruption of supply from such suppliers could adversely affect the Company's operations.

Substantial Capital Requirements; Effects of Leverage

      The Company makes, and will continue to make, substantial capital expenditures in furtherance of its growth and expansion and in order to remain competitive in the rapidly changing electronics industry and to achieve and maintain technological leadership. The Company's capital expenditures were approximately $27.2 million in 1996. The Company anticipates that its capital expenditures will total approximately $70.0 million in 1997. This aggregate amount includes approximately $30.6 million used in connection with additional capital equipment acquired for Orbit's 6-inch, 0.6 micron process facility. The Company's 1998 capital expenditures are currently estimated to be in the range of $45.0 to $55.0 million. In addition, the Company has made and will continue to make acquisitions in furtherance of its growth and expansion strategy. The Company spent approximately $8.2 million for acquisitions in 1996 and has spent approximately $54.0 million for acquisitions in 1997, including approximately $46.1 million for the acquisition of the Austin PCB Fab. The Company intends to continue its acquisition strategy and it is possible that future acquisitions may be significant. The Company intends to finance its capital expenditures and acquisitions in 1997 and 1998 and its debt service obligations with funds provided by internally generated cash flows, existing cash reserves, leasing capabilities, borrowings under the Senior Credit Agreement (as defined) and with the net proceeds of the Notes. If actual funds available from these sources are less than anticipated or the Company's capital needs are greater than anticipated, the Company may seek additional equity or debt financing.

      There can be no assurance, however, that financing alternatives will be available to meet such requirements. Even if such alternative financing is available, there can be no assurance that the terms of such financing will be acceptable to the Company or that such financing will be permitted under the Senior Credit Agreement or the Indenture. As of September 28, 1997, the Company's total debt was $252.5 million (including $86.25 million of 6% Convertible Subordinated Notes due 2002 (the "Convertible Notes") and excluding unused commitments under the Senior Credit Agreement). The Indenture permits the Company to incur significant amounts of additional debt. The Company's increased leverage could adversely affect the Company's ability to obtain future financing on acceptable terms or to otherwise withstand adverse business and economic developments and compete effectively. If acceptable or permitted financing is not available, the Company's expansion and growth activities, including any required expenditures in respect of technology up-grades, may be significantly curtailed.

Competition

      The Company competes against numerous domestic and foreign companies. The Company also faces competition from current and prospective OEM customers that evaluate the Company's capabilities against the merits of manufacturing their products internally. Because of the Company's wide range of products and services, some of the Company's contract electronics manufacturing ("CEM") competitors are also customers of the Company. Certain of the Company's competitors have substantially greater manufacturing, financial, research and development, and marketing resources than the Company. To remain competitive, the Company will be required to continue to make substantial capital outlays in order to develop and provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, and compete favorably on the basis of price. In addition, as the Company continues to expand its operations, some of its CEM competitors may decide to place orders with companies with which they are in less direct competition.

International Operations

      The Company offers outsourcing capabilities in the three major electronics markets of the world (North America, Europe and Asia). The Company's international operations generated approximately 40% of net sales for the nine-month period ended September 28, 1997 and approximately 25%, 32% and 28% of net sales for the 1996, 1995 and 1994 fiscal years, respectively. The Company's international operations subject the Company to the risks of doing business abroad, including currency fluctuations, export duties, import controls and trade barriers, restrictions on the transfer of funds, greater difficulty in accounts receivable collection, burdens of complying with a wide variety of foreign laws and, in certain parts of the world, social and political instability, any of which could have a material adverse effect on the Company's financial position and results of operations.

Environmental Matters

      The Company is subject to a variety of environmental regulations relating to the use, storage and disposal of hazardous chemicals used during its manufacturing processes. While the Company believes that it is currently in material compliance with environmental regulations, any failure to comply with present and future regulations could subject the Company to future liabilities. Such regulations could restrict the Company's ability to expand its facilities or could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The imposition of more stringent environmental requirements, the results of future testing at the Company's facilities, or a determination that the Company is potentially responsible for remediation at other sites where problems are not presently known, could result in expenditures in excess of amounts currently estimated to be required for such matters. See "Business--Environmental Regulation."

Risk Factors Relating to the Notes

Subordination of Notes; Holding Company Structure

      The Notes are subordinated in right of payment to all existing and future Senior Debt of the Company, including debt under the Senior Credit Agreement, will rank pari passu with any future Senior Subordinated Debt of the Company, and will rank senior to all existing and future junior subordinated debt of the Company, including the

Convertible Notes. The Notes are unsecured and are effectively subordinated to any secured debt of the Company, including the debt under the Senior Credit Agreement. The Notes are obligations exclusively of the Company and not of any of its subsidiaries, and are structurally subordinated to all debt and other liabilities of the Company's subsidiaries, including the claims of trade creditors and creditors holding guarantees issued by such subsidiaries and claims of preferred stockholders, if any, of such subsidiaries. As of September 28, 1997, the Company had outstanding approximately $14.7 million of Senior Debt, $150.0 million of Senior Subordinated Debt and $86.25 million of junior subordinated debt, and the Company's subsidiaries had approximately $147.3 million of debt and other liabilities outstanding (excluding debt included within the definition of Senior Debt, debt between subsidiaries and debt owed by any subsidiary to the Company).

      The Company is a holding company. As a result, its cash flow and ability to service debt and other obligations, including the Notes, will depend upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by the subsidiaries to the Company. The holders of the Notes will have no direct claims against such subsidiaries. The payment of dividends and the making of loans and advances to the Company by its subsidiaries are dependent upon the earnings of those subsidiaries and are subject to statutory, contractual and other restrictions and various business considerations. In addition, to the extent that the earnings of the Company's foreign subsidiaries have been subject to foreign tax at rates that are lower than the then prevailing U.S. corporate tax rates, a distribution of such earnings as a dividend to the Company or any of its U.S. subsidiaries would be subject to U.S. corporate taxes. Any right of the Company to receive assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary's creditors.

      The Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional debt the Company and the Restricted Subsidiaries may incur, the amounts of such debt could be significant and, in any case, a substantial portion of such debt may be Senior Debt, debt of the Company's subsidiaries or secured debt.

Compliance With Restrictive Covenants

      The Senior Credit Agreement and the 1995 Indenture (as defined), which governs the Convertible Notes, impose financial and other restrictions on the Company and its subsidiaries, including limitations on the incurrence of additional debt, on investments and limitations on the sale of assets. The Senior Credit Agreement also requires the Company to maintain and meet certain financial ratios and tests. There can be no assurance that these requirements will be met in the future. If they are not, or if other defaults or events of default occur under the Senior Credit Agreement or the 1995 Indenture, (i) all amounts due thereunder could become immediately due and payable, or (ii) the lenders under the Senior Credit Agreement or the holders of Convertible Notes, as the case may be, could be entitled to declare the debt outstanding thereunder immediately due and payable. Additionally, non-payment of amounts due under the Notes, or the occurrence of other defaults or Events of Default under the Indenture for the Notes, could constitute defaults or events of default under the Senior Credit Agreement or the 1995 Indenture. See "Description of Certain Existing Debt" and "Description of the Notes."

Change of Control

      Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events which constitute a Change of Control would also entitle holders of Convertible Notes to redeem their Convertible Notes, and would constitute an event of default under the Senior Credit Agreement, pursuant to which the lenders thereunder could declare all amounts outstanding under the Senior Credit Agreement to be immediately due and payable. In addition, any payments under or in respect of the Notes or the Convertible Notes would be subordinate in right of payment to any amounts due under the Senior Credit Agreement. The Company's failure to purchase the Notes or the Convertible Notes would constitute an Event of Default under the Indenture and an event of default under the 1995 Indenture, and would constitute a further event of default under the Senior Credit Agreement. In the event of a Change of Control, there can be no assurance that the Company and its subsidiaries would have sufficient financial resources available to satisfy all of their obligations under the Senior Credit Agreement, the Notes and the Convertible Notes. See "Description of Certain Existing Debt" and "Description of the Notes--Repurchase at the Option of Holders Upon a Change of Control." The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or other disposition or transfer of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or other disposition or transfer of less than all the assets of the Company may be uncertain.

Lack of Public Trading Market for the Notes; Volatility of Notes

      There has not previously been any public market for the Old Notes or the New Notes. No assurance can be given as to the liquidity of the trading market for the New Notes, or, in the case of Old Notes that are not exchanged, for the Old Notes following the Exchange Offer or for Old Notes that are covered by a registration statement relating to their resale. The Company presently does not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Notes are currently eligible for trading in The Portal Market of the Nasdaq Stock Market, Inc. However, there can be no assurance that an active public market for the New Notes will develop. The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice.

      The liquidity of, and trading market for, the Old Notes or the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

Forward-Looking Statements

      This Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, including those statements contained under the captions "Prospectus Summary" and "Business," involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially from those reflected in any forward-looking statement contained in this Prospectus are: general economic and business and market conditions, dependence on the electronics industry, changes in product demand, changes in competition, customer concentration, the ability of the Company to integrate acquired businesses or complete future acquisitions, interest rate fluctuations, risks associated with international operations, dependence on suppliers, changes in or failure to comply with governmental regulations, including environmental laws, the ability of the Company to obtain adequate financing in the future and other factors indicated in this Prospectus. See "Risk Factors" and "Business." The Company assumes no obligation to update any forward-looking statements contained in this Prospectus.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes. Accordingly, the Old Notes surrendered in exchange for New Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at September 28, 1997. The table should be read in conjunction with the Company's Condensed Consolidated Financial Statements and the notes thereto and Consolidated Financial Statements and the notes thereto, incorporated by reference in this Prospectus.

                                                               At September
                                                                28, 1997
                                                          ----------------------
                                                          (Dollars in thousands)

Cash and cash equivalents: ................................     $  94,441
                                                                =========
Total debt (including current maturities):
  Financing obligations(1) ................................     $  14,737
  8.50% Senior  Subordinated Notes due 2007 ...............       150,000
  6% Convertible Subordinated Notes due 2002(2) ...........        86,250
  Notes payable to sellers of businesses acquired(3) ......         1,523
                                                                ---------
      Total debt ..........................................       252,510
                                                                ---------
Stockholders' equity(4):
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized; none issued ...............................          --
  Common stock, $0.01 par value; 45,000,000 shares
    authorized; 25,220,020 issued .........................           252
  Additional paid-in capital ..............................       100,886
  Retained earnings .......................................        97,355
  Cumulative foreign currency translation adjustments .....        (4,078)
  Deferred stock compensation .............................        (3,459)
                                                                ---------
     Total stockholders' equity ...........................       190,956
                                                                ---------
      Total capitalization ................................     $ 443,466
                                                                =========

----------

(1) Financing obligations include the Company's current installments of long-term financing obligations of $6,360 as of September 28, 1997. Borrowings of up to $80,000 are available under the Company's line-of-credit which matures in June 2002. See "Description of Certain Existing Debt--Senior Credit Agreement."

(2)   See "Description of Certain Existing Debt--Convertible Notes."

(3) Notes payable to sellers of businesses acquired as of September 28, 1997 represents deferred purchase price payments which are due in April 1999.

(4) Outstanding Common Stock excludes, as of September 28, 1997, (i) 4,600,000 shares reserved for issuance upon conversion of the Convertible Notes,
      (ii) 3,093,500 shares subject to outstanding options and performance shares awarded under the Company's stock option and incentive plans, and
      (iii) 2,847,396 shares reserved for issuance under the Company's Senior Executive Performance Bonus Plan, Stock Incentive Plan, Employee Stock Purchase Plan and Non-Employee Directors' Stock Compensation Plan. The number of shares of Common Stock outstanding and the exclusions specified in this footnote reflect the Stock Split that was effected on September 2, 1997 in the form of the issuance of a 100% stock dividend.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial information for the 52 weeks ended December 29, 1996 and the years ended December 31, 1995, 1994, 1993 and 1992 presented below is derived from the audited Consolidated Financial Statements of the Company. The selected consolidated financial information for the nine months ended September 28, 1997 and September 29, 1996 is derived from unaudited Condensed Consolidated Financial Statements. In the opinion of management of the Company, the unaudited consolidated financial data presented below provide all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods specified. Such results, however, are not necessarily indicative of the results which may be expected for the full fiscal year. The following information should be read in conjunction with the Company's Condensed Consolidated Financial Statements and the notes thereto and Consolidated Financial Statements and the notes thereto, incorporated by reference in this Prospectus.

                                            For the nine  months ended             For the fiscal years ended
                                            -------------------------- ----------------------------------------------------
                                                Sept. 28,  Sept. 29,
                                                  1997       1996       1996       1995       1994       1993       1992
                                                --------   --------   --------   --------   --------   --------   --------
                                                       (Unaudited)
                                                                         (Dollars in thousands, except per share data)
Statement of Income Data(1):
Net sales ..................................... $534,041   $336,241   $458,893   $396,978   $258,464   $165,339   $126,558
Cost of sales .................................  441,880    271,104    372,110    319,572    218,591     38,943    108,419
                                                --------   --------   --------   --------   --------   --------   --------
  Gross profit ................................   92,161     65,137     86,783     77,406     39,872     26,396     18,139
Selling, general and administrative expenses ..   51,424     35,219     48,540     38,851     21,717     14,494     10,597
Non-recurring charges(2) ......................     --        4,649     15,032       --        6,995       --         --
Net interest expense (income) .................    5,270      3,257      4,535      2,037       (873)       (20)       427
Amortization of intangibles ...................    2,762      2,355      3,118      2,481        778         50       --
Other, net ....................................      919       (616)      (115)      (180)      (341)       522         31
                                                --------   --------   --------   --------   --------   --------   --------
Income from continuing operations before
  income taxes and extraordinary item .........   31,786     20,273     15,673     34,217     11,596     11,350      7,084
Net income .................................... $ 22,572   $ 13,163   $ 10,035   $ 22,946   $  8,803   $  7,962   $  6,778
Other Data(1):
Depreciation and amortization ................. $ 15,605   $ 15,935   $ 19,990   $ 16,096   $  9,071   $  6,356   $  5,195
Capital expenditures ..........................  106,103     20,026     33,274     40,697     21,081     13,719      4,824
EBITDA(3) .....................................   52,661     44,114     56,730     52,350     31,894     17,686     14,051
Net cash provided (used) by operating
 activities ..................................    41,660     17,746     24,355     26,087     (3,091)    11,157     10,166
Net cash provided (used) by investing
  activities .................................. (111,464)   (21,901)   (35,054)   (35,658)   (36,705)   (48,583)    (3,139)
Net cash provided (used) by financing
  activities .................................. $139,331   $(17,545)  $(19,848)  $ 50,381   $ 39,608   $ 48,353   $ (2,938)
Ratio of EBITDA to net
  interest expense(3)(4) ......................    10.0x       13.5x      12.5x      25.7x       N/M        N/M       32.9x
Ratio of total debt to EBITDA(3)(5) ...........      4.8        2.3        2.0        2.2       1.5x       0.3x        0.4
Ratio of net debt to EBITDA(3)(6) .............      3.0        1.5        1.5        1.2        1.0        N/M        N/M
Ratio of earnings to fixed charges(3)(7) ......      5.7        4.9        3.2        7.1       10.0       19.4       10.8
Cash dividends declared per share(8) .......... $   --     $   --     $   --     $   --     $   --     $   --     $   0.09
Income from continuing operations before
 extraordinary item per share(8) .............. $   0.87   $   0.52   $   0.40   $   0.98   $   0.41   $   0.48   $   0.35

Balance Sheet Data (end of period)(1):
Total assets                                    $589,268   $322,675   $335,851   $327,311   $211,460   $124,158   $ 54,835
6% Convertible  Subordinated Notes(9) .........   86,250     86,250     86,250     86,250       --         --         --
Long-term obligations, excluding 6% Convertible
  Subordinated Notes(10) ......................  166,260      9,646     14,200     11,536     31,872      3,747      2,356
Total stockholders' equity ....................  190,956    160,596    159,037    145,549    118,452     93,539     26,884
Book value per share(8) ....................... $   7.57   $   6.74   $   6.65   $   6.38   $   5.38   $   4.90   $   1.86

                                                   (Footnotes on following page)

(Footnotes to previous page)

(1) Effective May 21, 1993, Dover Corporation ("Dover"), the former parent of the Company, distributed to its stockholders all of the then outstanding shares of the Company (the "Spin-off"). See Note 2 to the Company's Consolidated Financial Statements incorporated by reference in this Prospectus for acquisition information. In the fourth quarter of 1996, the Company increased the estimated useful lives of certain equipment from four years to six years to better reflect the useful lives of the assets and conform to industry-wide practice. The effects of this change in accounting estimate were to decrease fiscal 1996 depreciation expense by approximately $1,500 and to increase fiscal 1996 net income by approximately $1,020.

(2) The Company recorded a non-recurring pre-tax charge of $12,100 in 1994 of which $5,105 was included in cost of sales. The Company also recorded a non-recurring pre-tax charge of $16,532 in 1996 which consisted of $4,649 of Orbit Merger costs and $11,883 of write-downs associated with a facility closure of which $1,500 was included in cost of sales.

(3) EBITDA is calculated by adding net interest, provision for income tax, depreciation, amortization, extraordinary items and nonrecurring charges to net income. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service debt. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as a substitute for net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity in accordance with generally accepted accounting principles ("GAAP"). In addition, EBITDA as presented is not necessarily comparable with similarly titled measures of other companies.

(4) The ratio of EBITDA to net interest expense is calculated by dividing EBITDA by net interest expense and is an alternative measure of the Company's ability to cover debt service costs, exclusive of principal requirements. Because the Company had net interest income in each of the 1994 and 1993 fiscal years, this ratio is not meaningful ("N/M") for such fiscal years.

(5) The ratio of total debt to EBITDA is calculated by dividing the total debt by EBITDA and is a measure of the Company's ability to service its financing obligations.

(6) The ratio of net debt to EBITDA is calculated by dividing total debt less cash and cash equivalents by EBITDA. Because the Company had net cash in fiscal 1993 and an immaterial amount of net debt in fiscal 1992, this ratio is not material for the 1993 and 1992 fiscal years.

(7) For purposes of calculating the ratio of earnings to fixed charges, earnings are calculated by adding fixed charges to earnings from continuing operations before income taxes and extraordinary item. The Company's fixed charges are comprised of interest expense, amortization of debt issuance costs and the interest component of rental expense.

(8) All per share amounts have been adjusted to give retroactive effect to a two-for-one stock split effected in the form of a stock dividend distributed on September 2, 1997 to shareholders of record as of August 15, 1997. The per share data for the 1993 and 1992 fiscal years are presented on a pro forma basis as if the Spin-off had occurred on January 1 of the respective periods.

(9) On October 11, 1995, the Company issued $86,250 of 6% Convertible Subordinated Notes due 2002 (the "Convertible Notes") which convert, at any time at the option of the holders, into common stock, par value $.01 per share, of the Company ("Common Stock") at a conversion price (the "Conversion Price") of $18.75 per share (after giving effect to the two-for-one split of the Common Stock that was effected on September 2, 1997 (the "Stock Split")). Beginning October 15, 1998, the Company may call the Convertible Notes at an initial redemption price of 103.429%, plus accrued and unpaid interest. Recent closing market prices of the Common Stock have been substantially higher than the Conversion Price. Upon conversion, the holders of the Convertible Notes would become equity holders of the Company and total long-term debt would decrease by $86,250.

(10) Long-term obligations include long-term financing obligations (including capital lease obligations) and notes payable to sellers of businesses acquired. Long-term obligations as of September 28, 1997 include the $150,000 principal amount of Old Notes.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      The Old Notes were issued and transferred by the Company to the Initial Purchasers on September 19, 1997 pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company has agreed pursuant to the Registration Rights Agreement with the Initial Purchasers, for the benefit of the holders of the Old Notes, that the Company will, at its cost, (a) not later than 60 days after the date of original issuance of the Old Notes, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for the Old Notes and (b) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 120 days after the date of original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will promptly commence the Exchange Offer. The Company will use its best efforts to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. The Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

      The Exchange Offer is not being made to, nor will the Company accept surrenders of Old Notes for exchange from, holders thereof in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

      For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from September 19, 1997. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from September 19, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. In the event that (i) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer,
(ii) for any other reason the Exchange Offer Registration Statement is not declared effective within 120 days after the date of the original issuance of the Old Notes or the Exchange Offer is not consummated within 150 days after the original issuance of the Old Notes, (iii) the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer or (iv) any holder of Old Notes (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer other than by reason of such holder being an affiliate of the Company (it being understood that the requirement that an Exchanging Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of New Notes shall not result in such New Notes being not "freely tradeable"), the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep the Shelf Registration Statement effective until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of an Initial Purchaser). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). The Company may suspend
(A) the use of the Shelf Registration Statement for a period not to exceed 30 days in any three-month period or two periods not to exceed an aggregate of 60 days in any 12-month period and (B) the use of the Exchange Offer Registration Statement for one period not to exceed 30 days following the consummation of the Exchange Offer, in each case, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

      If (a) on or prior to the 60th day following the date of original issuance of the Old Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission, (b) on or prior to the 120th day following the date of original issuance of the Old Notes, the Exchange Offer Registration Statement has not been declared effective, (c) on or prior to the 150th day following the date of original issuance of the Old Notes, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Exchange Offer Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d), a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the Old Notes and the New Notes (in addition to the stated interest on the Old Notes and the New Notes) from and including the date on which the first such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the first such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

      Holders of the Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above.

      The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

      Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain registrations on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Terms of the Exchange Offer

      General. The Company hereby offers, upon the terms and subject to the conditions set forth herein, and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of New Notes for each $1,000 in principal amount of Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Rights Agreement. See "--Conditions of the Exchange Offer."

      Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the applicable Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

      The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the issuance of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) the holders of New Notes will not be entitled to further registration rights under the Registration Rights Agreement and rights under certain circumstances to Special Interest (as defined), which rights will be satisfied or will terminate when the Exchange

Offer is consummated. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be entitled to the benefits of the Indenture.

      As of the date of this Prospectus, $150 million aggregate principal amount of Old Notes were outstanding. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on ________, 1997 as the record date (the "Exchange Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a holder of the Old Notes or such holders' legal representative or attorney-in-fact may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer.

      Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

      The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given notice (confirmed in writing) of such acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

      If any tendered and not validly withdrawn Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Any Old Notes that remain untendered shall remain outstanding and continue to accrue interest but will not retain any exchange rights under the Registration Rights Agreement.

      The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

      Expiration Date; Extensions; Amendments. The Expiration Date shall be _______, 1998, at 5:00 p.m., New York City time, unless extended, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

      In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      The Company reserves the right in its sole discretion (but subject to the Registration Rights Agreement), (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will (i) promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and (ii) advise any Exchanging Dealer that has provided in writing to the Company a telephone or facsimile number and address for notices, and, if requested by any such Exchanging Dealer, confirm such advice in writing, of the happening of such a change (which advice will be accompanied by an instruction to suspend the use of this Prospectus until the requisite changes have been made).

      Interest on the New Notes. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from September 19, 1997. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from September 19, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

      Procedures for Tendering Old Notes. The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal or Agent's Message (as defined). Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must surrender such Old Notes to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, together with either
(i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, for receipt by the Exchange Agent at the address set forth in this Prospectus or (ii) a computer generated message (an "Agent's Message"), transmitted by means of DTC's ATOP system and received by the Exchange Agent, in which such holder acknowledges and agrees to be bound by the terms of the applicable Letter of Transmittal.

      By executing the Letter of Transmittal or Agent's Message, each holder will make to the Company the representations set forth below in the third paragraph under the heading "--Resales of the New Notes." In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

      THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL SUCH CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

      Any financial institution that is a participant in the Book-Entry Transfer Facility System of DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure transferring such Old Notes must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

      Any Old Notes presented to the Exchange Agent for exchange pursuant to the Exchange Offer shall be exchanged for New Notes of equal principal amount upon surrender to the Exchange Agent of the Old Notes to be exchanged; provided that the Old Notes so surrendered for exchange are accompanied by the Letter of Transmittal duly executed by the holder and are duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, Chase Trust Company of California acting as trustee under the Indenture, or any successor named in accordance therewith (the "Trustee") and the Exchange Agent and duly executed by the holder thereof or such holder's attorney who shall be duly authorized in writing to execute such document on the behalf of such holder. Whenever any Old Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver to the surrendering holder thereof, New Notes in the same aggregate principal amount as the Old Notes so surrendered as promptly as practicable following the Expiration Date.

      Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder (as defined below) of the Old Notes who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the applicable Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, the "Eligible Institutions"). If the applicable Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the registrar under the Indenture.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects of irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders without expense to the tendering holders as promptly as practicable after the Expiration Date.

      If any Letter of Transmittal, endorsement, bond power, power of attorney or any other documents required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

      Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer must contact such registered holder promptly and either make appropriate arrangements to register ownership of the Old Notes in the Beneficial Owner's name, so that the Beneficial Owner can tender on his or her own behalf, or instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly and is the Beneficial Owner of an Old Note in certificated form, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

      The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility (as described in the Letter of Transmittal) of DTC for the purposes of the Exchange Offer (the "Book-Entry Transfer Facility") promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for the transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures described below. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent, in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

      Guaranteed Delivery Procedures. Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date (or who cannot complete the procedure for book-entry transfer on a timely basis) may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution an applicable, properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, a Letter of Transmittal together with the tendered Old Notes (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed Letter of Transmittal and all documents required thereby, and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), must be received by the Exchange Agent within three business days after the Expiration Date. Any holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Copies of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, are available from the Exchange Agent.

      Withdrawal of Tenders of Old Notes. Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth herein and in the Letter of Transmittal, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signatures on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but that are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

      Conditions of the Exchange Offer. Notwithstanding any other terms of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

      a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

      b) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

      If the Company makes a good faith determination that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will (i) promptly disclose such waiver by means of a supplement to this Prospectus that will be distributed to the registered holders; (ii) advise any Exchanging Dealer that has provided in writing to the Company a telephone or facsimile number and address for notices, and, if requested by any such Exchanging Dealer, confirm such advice in writing, of the happening of such a change (which advice will be accompanied by an instruction to suspend the use of this Prospectus until the requisite changes have been made); and (iii) extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

      Consequences of Failure to Exchange. The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company),
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

      Suspension of Exchange Offer Registration Statement. The Company may suspend the availability and use of the Exchange Offer Registration Statement for one period not to exceed 30 days following the consummation of the Exchange Offer for valid business reasons (not including avoidance of the Company's obligations under the Registration Rights Agreement) including the acquisition or divestiture of assets, public filings with the Commission, pending corporate developments and similar events.

      The Exchange Agent. Chase Trust Company of California is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of this Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                              Chase Trust Company of California
                              c/o Texas Commerce Bank
                              Corporate Trust Services
                              1201 Main Street, 18th Floor
                              Dallas, Texas 75202
                              Attention: Frank Ivins
                              (confidential)
                              Phone: 214-672-5678
                              Fax: 214-672-5746

      Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

      Fees and Expenses. All expenses incurred in connection with the performance of the Company's obligations under the Registration Rights Agreement will be borne by the Company. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

      Brokerage Fees and Transfer Taxes. Holders who tender their Old Notes for exchange will not be obligated to pay brokerage commissions or fees, or, subject to the instructions in the Letter of Transmittal, any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the tendering holder will be responsible for the payment of any applicable transfer tax.

      Resales of the New Notes. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes would be freely transferable by holders of the Old Notes (other than "affiliates" of the Company within the meaning of Rule 405 under the Securities Act) after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission, provided that Exchanging Dealers will have a prospectus delivery requirement with respect to resales of such New Notes. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters or any similar interpretive letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction, unless an exemption from registration is otherwise available. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities Act. The Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in the above no-action letters.

      Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. In addition, to comply with the securities or blue sky laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

      As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that by executing a Letter of Transmittal, a holder will represent to the Company that, among other things,
(i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) at the time of commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, (iii) it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) it has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes, (v) the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and (vi) the Old Notes tendered for exchange are not subject to any adverse claims or proxies. As indicated above, each broker-dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a

Prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Exchanging Dealers, see "Plan of Distribution."

      Other. Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holder of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

                                    BUSINESS

Overview

      The Company is a leading provider of electronics design and manufacturing services which operates through a global network of independent business units. These business units are uniquely linked to provide the following related products and services to OEM customers: design and manufacturing of custom microelectronics ; design and manufacturing of prototype printed circuit boards; high volume production of printed circuit boards; assembly of printed circuit boards; high volume process tooling; machines tools; in-circuit and functional test hardware and software; and final systems assembly. By offering comprehensive and integrated design and manufacturing services, the Company believes that it is better able to develop long-term relationships with its customers, expand into new markets and enhance its profitability. Key customers of the Company include: 3 Com Corporation, EMC Corporation, Hewlett-Packard, IBM, Lifescan, Inc. (a subsidiary of Johnson & Johnson), Motorola, Inc., Silicon Graphics Inc., Symbios Logic, Inc., The Foxboro Company and The Square D Company.

      The Company provides its value-added services through the following operating companies:

      Dovatron assembles complex electronic circuits and provides final system configuration services to its OEM customers;

      DSI designs and engineers printed circuit boards;

      Multek manufactures high density, complex multilayer printed circuit boards;

      Orbit designs and manufactures quick-turn customer specific integrated circuits;

      TTI Testron designs and manufactures in-circuit and functional test software and hardware on a quick-turn basis;

      IRI and Chemtech manufacture surface mount printed circuit board solder cream stencils on a quick-turn basis;

      Cencorp manufactures depaneling systems that route individual printed circuit boards from an assembled master panel in the final step of the electronics assembly process; and

      PCT manufactures automation solutions for the transfer of bare printed circuit board and assembled circuits through the entire manufacturing process, including final box-build assembly.

      The Company was incorporated in March 1993 as Dovatron International, Inc., in order to serve as a holding company to effectuate the Spin-off of Dover's electronics outsourcing business which occurred on May 21, 1993. On January 31, 1996, the Company changed its name from "Dovatron International, Inc." to "The DII Group, Inc." The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "DIIG."

Industry Background

      As a result of the growing capital-intensive nature of the manufacturing process for electronic products coupled with the greater need for more sophisticated design and manufacturing processes, OEMs have turned increasingly to outside providers of electronics design and manufacturing services. Utilization of such outside providers enables the OEMs to focus their efforts on research, development and marketing. Other significant benefits of using outsourcing services include: reduced time-to-market, reduced capital investment, access to leading-edge manufacturing technology, design services, improved inventory management and purchasing power, and access to worldwide manufacturing sources. The Company believes that many OEMs now view outside design and manufacturing service providers as strategic partners.

      Industry information regarding the Company's three primary product lines follows:

Systems Assembly

      The assembly of printed circuit boards involves the attachment of various electronic components, such as integrated circuits, capacitors, resistors, and processors, to printed circuit boards. Low price and high quality are now considered to be entry level standards for companies in the industry. World class contract manufacturers have expanded their services beyond printed circuit board assembly and test to include both front-end services, such as design and engineering, materials management and fabrication, and back-end services, such as system assembly, integration and distribution/fulfillment. Successful contract manufacturers are becoming increasingly important in helping OEMs to introduce new products faster, more frequently and with a greater number of features than in previous product generations. As a result, some production volumes are smaller with shorter lead times for products targeted at specialized niche markets. The ability to provide OEMs with product design capabilities, quick-turn prototyping and complete solutions will be critical to the future success of the contract manufacturers' relationships with OEMs.

      A leading industry source estimates that the contract manufacturing industry generated revenues of approximately $45.6 billion in 1995 and forecasts revenues of approximately $117.0 billion in 1999, a compounded annual growth rate of approximately 27%. The Company believes that contract manufacturers who can meet the increasingly stringent cycle time, quality and technology needs of customers in fast-growing, high value-added industry sectors will grow at a marginally faster rate than the overall CEM market.

Interconnect Technologies

      Printed circuit boards are the base used to interconnect the microprocessors, integrated circuits, capacitors, resistors, and other components critical to the operation of electronic equipment. Printed circuit boards are generally made of rigid fiberglass, rigid paper or thin flexible plastic. In recent years, the trend in the electronics industry has generally been to increase the speed and performance of components, while reducing their size. This advancement in component technology has driven the change in printed circuit board design to higher density printed circuits. Multek has invested in the advanced engineering systems and process equipment needed to meet these density requirements.

      Based upon industry sources, the domestic market for all printed circuit boards in 1996 was approximately $7.4 billion and is forecasted to grow to approximately $9.7 billion by the end of 2000, a compounded annual growth rate of 7%. These industry sources estimate that the domestic market for high performance printed circuit boards in 1996 was approximately $589 million and should grow to approximately $1,126 million by the end of 2000, a compounded annual growth rate of 18%.

Custom Microelectronics

      Logic circuits are found in virtually every electronic system. Logic circuits are utilized in a wide range of business and consumer applications including medical devices, computers, calculators, communications equipment, watches, automotive parts and defense-related products. Most logic functions must be designed to fit each application in order to meet unique design requirements and to allow for differentiation of the particular end-product to provide advantages over the products of competitors. Although application specific standard products are effective in providing rapid time-to-market advantages, they typically do not allow system designers to provide product differentiation. As a result, system designers typically utilize application specific integrated circuits ("ASICs") that provide the specific logic component required for a specific electronic system. The ASIC market can be segmented into three areas: semicustom (MOS and bipolar gate arrays and linear arrays), custom (cell-based and full custom), and programmable logic devices (including field programmable gate arrays). Orbit participates in the ASIC market by providing cost-effective gate array conversion and mixed-signal (analog/digital) design services and wafer fabrication services. Orbit provides reduced cost and increased speed-to-market advantages to its customers through its three primary customer programs: ENCORE! (which allows customers to convert their integrated circuit designs into Orbit digital gate arrays); mixed-signal design (analog/digital) (which permits the rapid development of custom analog/digital ASICs); and wafer fabrication (which includes additional programs based on Orbit's independent manufacturing capabilities).

      A leading industry source estimates that 1995 worldwide merchant semiconductor sales amounted to $148.1 billion and will increase to $370.8 billion in 2000, a compounded annual growth rate of 20%. This source estimates that the 1995 sales of ASICs amounted to $15.7 billion and will increase to $31.6 billion in 2000, a compounded annual growth rate of 15%. The market for electronically programmable logic circuits was estimated by this source to be $1.8 billion in 1995 and is estimated to increase at a compounded annual growth rate of 20% to $4.4 billion in 2000.

Strategy

      The Company's strategy is to be the fastest and most comprehensive provider of custom electronics design and manufacturing services, ranging from microelectronics design and fabrication through the final assembly of finished products for OEM customers. The Company seeks to establish "partnerships" with its customers through involvement in the early stages of their product development by providing integrated design and manufacturing services. Key elements of the Company's strategy include:

      Integrated business units: The Company's products and services are delivered to customers through its network of business units. By offering a broad range of integrated products and services that extends from custom microelectronics design and production, through printed circuit board design and fabrication, to final systems assembly and in-circuit and functional testing, the Company is able to secure more fully integrated projects which provide opportunities to enhance volume and profitability.

      Networked marketing strategies: The Company markets its products and services to customers through its individual business units and through linked marketing in order to provide fully integrated custom design and manufacturing solutions to its customers. Through the integration of design and manufacturing solutions offered by the Company's network of business units, the Company provides customer specific products and services to reduce customer time-to-market and decrease total manufacturing costs.

      Global presence: The Company offers design and manufacturing capabilities in the three major electronics markets of the world (North America, Europe and Asia). The Company currently maintains various design and manufacturing facilities throughout the United States (New York, Rhode Island, Florida, Illinois, Texas, Colorado, California and Minnesota); in Puebla and Guadalajara, Mexico; Cork, Ireland; Essex, England; Singapore; and Malacca, Malaysia. These regional facilities provide the size and flexibility required to meet the needs of smaller customers and the global reach required for larger customers. Acquisitions have played an important role in the expansion of the Company's global presence, and the Company expects to continue to pursue acquisitions in its efforts to expand its global reach.

      Customer relationships: The DII Group companies target customers in fast-growing industry sectors that require complex outsourcing solutions together with minimum time-to-market. This enhances the Company's ability to realize higher margins on its products and services.

      Technology and manufacturing leadership: The Company seeks to maintain technological leadership in order to secure partnerships with customers in the early stages of their product development and to support their design and manufacturing requirements. In addition, the Company continues to invest in high-technology equipment, enabling the DII Group companies to accept increasingly complex orders which provides opportunities to enhance volume and profitability.

Acquisitions

      The Company has actively pursued acquisitions in furtherance of its strategy to be the fastest and most comprehensive provider of custom electronics design and manufacturing services, ranging from microelectronics fabrication through the final assembly of finished products for OEM customers. The Company's acquisitions have enabled the Company to provide more integrated outsourcing technology solutions with time-to-market and lower cost advantages. Acquisitions have also played an important part in expanding the Company's presence in the global electronics marketplace. Since 1994, the Company has made the following acquisitions to expand its geographic presence and enhance its value-added design and manufacturing capabilities:

Transaction                              Date            Products or Services
-----------                              ----            --------------------

Systems Assembly

CEM assets of The Square D Company       November 1995   Assembly of printed
                                                           circuit boards
Sistemas Inteligentes Ceretronik,        July 1994       Assembly of printed
  S.A. de C.V. (Mexico)                                    circuit boards
CEM business of The Thielen Group, Inc.  May 1994        Assembly of printed
                                                           circuit boards

Interconnect Technologies

Printed circuit board manufacturing      August 1997     High volume printed
   assets of International Business                        circuit board
   Machines Corporation                                    fabrication
Design Solutions, Inc.                   June 1997       Design and engineering
                                                           of printed circuit
                                                           boards
Printed circuit board manufacturing      December 1995   Quick-turn prototype
   assets of Unisys Corporation                            complex multilayer
                                                           printed circuit
                                                           boards
Multilayer Technology, Inc.              September 1994  Quick-turn prototype
                                                           complex multilayer
                                                           printed circuit
                                                           boards

Custom Microelectronics

Microelectronics fabrication assets      November 1996   Custom microelectronics
   of Paradigm Technology, Inc.
Orbit Semiconductor, Inc.                August 1996     Design and manufacture
                                                           of custom
                                                           microelectronics
                                                           products

Process Technologies

Process Control Technologies, Inc.       April 1997      Continuous flow
                                                           solutions for printed
                                                           circuit boards and
                                                           final product
                                                           assembly
Chemtech (UK) Limited                    April 1996      Quick-turn stencils
TTI Testron, Inc.                        August 1995     In-circuit and
                                                           functional test
                                                           equipment

Test Technology Pte.  Ltd. (Singapore)   September 1994  In-circuit and
                                                           functional test
                                                           software and hardware

By enhancing the Company's capability to provide a wide range of related electronics design and manufacturing services to a global market that is increasingly dependent on outsourcing providers, these acquisitions have enabled the Company to enhance its competitive position as a leading provider of comprehensive outsourcing technology solutions.

Products and Services

      The Company provides the following related products and services to customers in the global electronics manufacturing industry:

      Systems Assembly--The Company assembles complex electronic circuits and provides final system configuration (CEM) on a high and low volume contract basis through Dovatron International ("Dovatron"). This product line accounted for 65% of the Company's net sales for the nine-month period ended September 28, 1997 and 60%, 64% and 70% of the Company's net sales for the 1996, 1995 and 1994 fiscal years, respectively.

      Interconnect Technologies--The Company provides design and engineering services for printed circuit assemblies through Design Solutions, Inc. ("DSI") and manufacturers high density, complex multilayer printed circuit boards on a quick-turn and high-volume production basis through Multek. This product line accounted for 16% of the Company's net sales for the nine-month period ended September 28, 1997, 16% and 14% of the Company's net sales in fiscal 1996 and 1995, respectively, and less than 10% of the Company's net sales in fiscal 1994.

      Custom Microelectronics--Through Orbit, the Company provides semiconductor design, manufacturing and engineering support services to its OEM customers. Orbit provides cost-effective gate array conversion services, mixed-signal design and production capabilities as well as high-reliability manufacturing and quick-turn and low-volume manufacturing services, utilizing a combination of its internal fabrication capabilities and its external foundry suppliers, thereby using a "fab/fabless" manufacturing approach. This product line accounted for 10% of the Company's net sales for the nine-month period ended September 28, 1997, and 14%, 16% and 20% of the Company's net sales for the 1996, 1995 and 1994 fiscal years, respectively.

      Process Technologies--The Company manufactures surface mount printed circuit board solder cream stencils on a quick-turn basis through IRI International ("IRI") and Chemtech (UK) Limited ("Chemtech"); designs and manufactures in-circuit and functional test software and hardware on a quick-turn basis through TTI Testron; manufactures depaneling systems that route individual printed circuit boards from an assembled master panel in the final step of the electronics assembly process through Cencorp; and manufactures automation solutions for the transfer of bare printed circuit boards and assembled circuits through the entire manufacturing process, including final box-build assembly, through Process Control Technologies, Inc. ("PCT"). This product line accounted for 10% of the Company's net sales for the 1996 fiscal year, and less than 10% of the Company's net sales for the nine-month period ended September 28, 1997 and for the 1995 and 1994 fiscal years.

With the above core competencies, the Company has the ability to provide customers with a total design and manufacturing outsourcing solution. The Company's ability to offer fully-integrated solutions with value-added front-and back-end product and process development capabilities coupled with global volume assembly capabilities provides customers with significant speed-to-market and product cost improvements.

Manufacturing

      The Company provides initial prototype and follow-on high volume manufacturing services on both a turnkey basis, where the Company purchases materials, and on a consignment basis, where materials are provided by the customer. The level of the Company's sales revenue is subject to significant shifting, based on whether orders are being filled on a turnkey or on a consignment basis. Because the Company obtains firm purchase orders from its customers, the customers typically bear the inventory cost risk associated with purchases of materials by the Company in connection with orders to be filled on a turnkey basis. Because OEM customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance of delivery, and since orders may be rescheduled or cancelled by customers, the Company does not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales. Manufacturing information regarding the Company's three primary product lines follows:

Systems Assembly

      Through Dovatron, the Company produces complex printed circuit board assemblies using both surface mount ("SMT") and pin through-hole ("PTH") interconnection technologies. The assembly of printed circuit boards involves the attachment of various electronic components, such as integrated circuits, capacitors, resistors, and processors, to printed circuit boards. SMT is a method of assembling printed circuit boards whereby components are fixed directly onto the surface of the board instead of being inserted and soldered into plated holes on the board (the latter method being PTH). SMT offers the advantages of miniaturization and significant cost reductions. The higher density achieved through SMT also allows for shorter signal lengths, with resulting increases in signal speed potential and thermal performance.

      Dovatron's manufacturing processes also include the more advanced assembly processes of Ball Grid Array ("BGA") and Chip on Board ("COB") technologies. BGA technology utilizes packaged semiconductor die where the electrical connection from within the package is terminated on the outer surface of the package using solder alloy in the shape of a partial sphere. A BGA package, rather than using pins for leads, mounts to the printed circuit board using the balls located on the underside of the package. COB technology utilizes unpackaged or "bare" semiconductor die which are wire bonded onto the surface of the printed circuit board and then sealed with an epoxy.

      Dovatron employs a multi-disciplined engineering team which provides design and manufacturing support to customers. In addition, Dovatron conducts design-for-manufacturability reviews and, when appropriate, recommends design changes to reduce manufacturing costs or lead times, increase manufacturing yields and the quality of the printed circuit boards or finished assemblies, and enhance the ability to automate assembly.

      Dovatron has expanded its services beyond printed circuit board assembly and test to include both front-end services, such as engineering, materials management and fabrication, and back-end services, such as system assembly, integration and distribution/fulfillment. Quality remains a key focus, and all seven of Dovatron's global manufacturing facilities are ISO 9002 certified.

Interconnect Technologies

      Through Multek, the Company manufactures high density, complex multilayer printed circuit boards. The manufacturing of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conductive material onto the board to form the inter-layer electrical connections, and cutting the panels to shape.

      Multilayering, which involves the placing of multiple layers of electrical circuitry on a single printed circuit board, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance the electrical signal must travel. The manufacturing of complex multilayer interconnect products often requires the use of sophisticated circuit interconnections between layers (called "blind or buried vias") and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds (referred to as "controlled impedance"). These technologies require very tight lamination and etching tolerances.

      Through the use of specialized materials such as polyimide, teflon, and reflon hybrids, Multek achieves multilayer circuit counts to 68 layers. Multek employs state-of-the-art manufacturing processes by working closely with equipment suppliers, many of which use Multek as a beta site for new technologies being introduced to the marketplace. Multek is ISO 9002 certified. Multek's August 18, 1997 acquisition of the Austin PCB Fab provides Multek with the capability to support its customers' follow-on higher volume requirements.

Custom Microelectronics

      Through Orbit, the Company manufactures customer specific integrated circuits on a quick-turn basis. The manufacture of Orbit's products is a complex process involving a number of precise steps, including wafer fabrication, assembly, burn-in, dicing, packaging and final test. Semiconductor manufacturing cost per unit is primarily a function of die size (since the potential number of good die per wafer increases with reduced die size), number of mask layers, and the yield of acceptable die produced on each wafer. Other contributing factors include wafer size, number of fabrication steps, equipment utilization, process complexity and cleanliness. Larger wafer sizes and smaller process geometries generally result in lower costs through higher production yields.

      Orbit is continually engaged in efforts to enhance its production processes to reduce its manufacturing costs and to increase capacity utilization. Orbit is in the process of transitioning its manufacturing and test operations from its 4-inch, 1.2 micron wafer fabrication facility to its 6-inch,
0.6 micron fabrication facility. This new facility, with larger wafer sizes and finer geometries, is expected to result in lower manufacturing costs which should allow for more competitive pricing. In addition, Orbit has entered into "fabless" manufacturing agreements with external foundries which supply Orbit with larger wafers in higher volumes and denser geometries than can be produced in its 6-inch, 0.6 micron wafer fabrication facility.

      Orbit performs wafer fabrication in a highly controlled, clean environment to minimize dust and other yield and quality limiting contaminants. Notwithstanding the highly controlled manufacturing operations, equipment does not consistently perform flawlessly and minute impurities, defects in the photomasks, or other difficulties in the process may cause a substantial percentage of the wafers to be rejected or individual circuits to be nonfunctional. The success of Orbit's manufacturing operations will largely be dependent on its ability to minimize such impurities and to maximize its yield of acceptable, high-quality integrated circuits. In this regard, Orbit employs rigorous quality controls throughout the manufacturing, screening, and testing processes to ensure that its manufacturing procedures and products achieve the objective quality standards that have been presented for the semiconductor manufacturing industry. Orbit's operations meet the quality standards of its customers, some of whom are governed by the requirements established by the United States Food and Drug Administration and the Department of Defense. Orbit is ISO 9001 certified.

Marketing and Customer Profile

      The Company markets its products and services through advertisements, technical articles and press releases that appear regularly in a variety of trade publications, as well as through the dissemination of Company brochures, data sheets and technical information. Additionally, the Company participates in various industry trade shows on a regular basis. Individual products and services are marketed to customers though direct sales personnel and independent manufacturers' representatives. The DII Group's sales and marketing functions link the DII Group companies to provide fully integrated custom design and manufacturing solutions to its customers. Through the integration of design and manufacturing solutions offered by the Company's network of business units, the DII Group companies provide customer specific products and services to reduce customer time-to-market and decrease total manufacturing costs. By participating in the early stages of high velocity product development with customers in targeted, fast-growing industry sectors, the Company believes it can develop long-term relationships with its customers, expand into new markets and enhance profitability.

      The Company generates international revenues from international sales through its regional manufacturing facilities in Mexico, Europe and Southeast Asia. The Company's international operations generated approximately 40% of total net sales for the nine-month period ended September 28, 1997 and 25%, 32% and 28% of total net sales for the 1996, 1995 and 1994 fiscal years, respectively. See Note 12 to the Company's Consolidated Financial Statements incorporated by reference in this Prospectus.

      At any given time, certain customers may account for significant portions of the Company's business. Hewlett-Packard accounted for 16% of net sales during the nine-month period ended September 28, 1997. No other customer accounted for more than 10% of net sales during the nine-month period ended September 28, 1997. Standard Microsystems Corporation ("SMC") accounted for 10% and 24% of net sales for the 1995 and 1994 fiscal years, respectively. Seagate Technology Inc. accounted for 13% and 10% of net sales for the 1995 and 1994 fiscal years, respectively. No other customer accounted for more than 10% of net sales for the 1995 and 1994 fiscal years, and no customer accounted for more than 10% of net sales for the 1996 fiscal year. The Company's top ten customers accounted for 49% of net sales for the nine-month period ended September 28, 1997 and 43%, 46% and 55% of net sales for the 1996, 1995 and 1994 fiscal years, respectively. Although management believes that the Company serves a diverse range of customers and markets, the Company's contracts generally do not provide the Company with firm long-term volume purchase commitments. In addition, from time to time, some of the Company's customers have terminated their manufacturing arrangements with the Company, and other customers have significantly reduced or delayed the volume of design, engineering and manufacturing services performed by the Company. Any such termination of a manufacturing relationship or change, reduction or delay in orders could have a material adverse affect on the Company's operating results. See "Risk Factors--Customer Concentration" for a discussion of certain risks relating to the concentration of the Company's customer base, including with respect to sales to IBM from the Austin PCB Fab.

      The Company seeks a well-balanced customer profile across most sectors of the electronics industry in order to reduce exposure due to a downturn in any particular sector. The primary sectors within the electronics industry served by the Company are data communications, office automation, computer and peripherals, telecommunications, industrial, instrumentation, and medical.

Suppliers

      The Company works with customers and suppliers to minimize the impact of component shortages. The Company orders raw materials and components based on purchase orders received and accepted, and maintains minimal levels of inventory that is not identified for use in filling specific orders. Raw material and component shortages have had, and are expected to have, from time to time, short-term adverse effects on the Company's business, including impact due to price fluctuations and delayed shipments. Significant shortages of raw materials or components used by the Company's operating units would have a material adverse effect on the Company's results of operations. In addition, the Company's operating units depend on a limited number of suppliers for many of the raw materials used in their products and services. The interruption of supply from such suppliers could adversely affect the Company's operations.

Competition

      Today's technology marketplace is more competitive than ever. In an environment characterized by compressed product life cycles, global competition, rapid technological change, increasingly stringent quality and service expectations, and constant profit margin pressure due to unrelenting price pressure, OEMs have a growing need to limit asset risks, improve returns on invested capital, and most importantly, focus their resources on their own core competencies of product development and marketing. These factors place corresponding competitive pressures on the outsourcing industry.

      The Company competes against numerous domestic and foreign companies. The Company also faces competition from current and prospective OEM customers who evaluate the Company's capabilities against the merits of manufacturing their products internally. Because of the Company's wide range of products and services, some of the Company's CEM competitors are also customers of the Company. Certain of the Company's competitors have substantially greater manufacturing, financial, research and development, and marketing resources than the Company. To remain competitive, the Company must continue to make substantial capital outlays in order to develop and provide technologically advanced design and manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, and compete favorably on the basis of price. In addition, as the Company continues to expand its operations, some of its CEM competitors may decide to place orders with companies with which they are in less direct competition.

      Competition in the electronics outsourcing industry is based upon technology, service, design and manufacturing capability, quality, price, and the ability to deliver finished products on an expeditious and reliable basis. In order to differentiate itself in this intensely competitive market, the Company has adopted and pursues a strategy to be the fastest and most comprehensive provider of custom electronics design and manufacturing services, ranging from micro-electronics fabrication through the final assembly of finished products for OEM customers.

Environmental  Regulation

      The Company's operations are subject to certain federal, state and local regulatory requirements relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing processes. The Company believes that it is currently operating in compliance in all material respects with applicable regulations and does not believe that costs of compliance with these laws and regulations will have a material effect upon its capital expenditures, earnings or competitive position.

      The Company has joined together with other potentially responsible parties ("PRPs") to negotiate with the New York Department of Environmental Conservation (NYDEC) concerning the performance of a remedial investigation/feasibility study at a former disposal site, the Robin Steel Site. In connection therewith, the Company executed the Robin Steel Site PRP Participation Agreement. The Company's share under the Agreement is less than 2%. A consent order concerning the performance of a remedial investigation/feasibility study (RI/FS) was signed on July 22, 1997 with the NYDEC.

      As a result of a series of evaluations initiated by the Company, the Company has become aware of certain environmental conditions that require remedial action at a formerly owned facility in Kirkwood, New York and a facility which is owned and leased out to a third party in Binghamton, New York. In the case of the Binghamton facility, the contamination was the result of leakage from an underground storage tank used by a former owner; while in the case of the Kirkwood facility, the evaluations found traces of a chemical solvent used in a manufacturing process. The Company has hired an environmental engineering firm to undertake certain remedial actions. In August 1995, the NYDEC contacted the Company to enter into discussions regarding a remedial investigation/feasibility study ("RI/FS") and RI/FS Orders for both sites. The Company is negotiating with the NYDEC with respect to remedial investigation/feasibility studies and the necessity, if any, for RI/FS Orders.

      The ultimate outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent in these matters. Based upon the facts and circumstances currently known, management cannot estimate the most likely loss or the maximum loss for these matters. The Company has accrued the minimum estimated costs, which amounts are immaterial, associated with these matters in its Consolidated Financial Statements incorporated by reference in this Prospectus.

      The Company determines the amount of its accruals for environmental matters by analyzing and estimating the range of possible costs in light of information currently available. The imposition of more stringent standards or requirements under environmental laws or regulations, the results of future testing and analysis undertaken by the Company at its operating facilities, or a determination that the Company is potentially responsible for remediations at other sites, could result in expenditures in excess of amounts currently estimated to be required for such matters. No assurance can be given that actual costs will not exceed amounts accrued or that costs will not be incurred with respect to sites where problems are not currently known. Further, there can be no assurance that additional environmental matters will not arise in the future.

Employees

      The Company employs approximately 6,200 employees worldwide, the majority of whom are engaged in manufacturing operations. Approximately 1,000 employees at the Cork, Ireland and Puebla, Mexico facilities are subject to collective bargaining agreements. The Company believes that its relations with its employees are good.

Patents and Trademarks

      The Company holds patents and also owns certain registered trademarks. The Company does not believe that such patents and trademarks are material to its business.

      The Company has devoted significant resources to develop its current level of expertise, and believes that its unpatented proprietary know-how and processes are valuable assets that have been and will continue to be important to the Company's business. The Company relies primarily on a combination of nondisclosure agreements and other contractual provisions, as well as the confidentiality and loyalty of its employees, to protect its know-how processes. The failure of the Company to protect its material know-how and processes could have a material adverse effect on the Company's business and results of operations. Furthermore, there can be no assurance that the steps taken by the Company will be adequate to protect its proprietary rights or that a competitor will not independently develop know-how or processes similar or superior to those of the Company.

      Although the Company does not believe that its manufacturing processes infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company. If any such claims arise, the Company will evaluate its merits, and may seek a license from the claimant. There can be no assurance that licenses, if needed by the Company, would be obtained on acceptable terms, that litigation would not occur or that damages for past infringement by the Company, if any, would not be material. Litigation, which could result in substantial cost to and diversion of resources of the Company, could be necessary to enforce intellectual property rights of the Company or to defend the Company against infringement claims. The failure to obtain necessary licenses or the advent of litigation could have a material adverse effect on the Company's business, financial condition and results of operations.

Properties

      The Company currently occupies the following facilities:

                                                          Square       Owned/
Location by Product Line                                 Footage       Leased
------------------------                                 -------       ------

System Assembly:

Anaheim, California.................................     63,000        Leased
Binghamton, New York................................    110,000        Owned
Clearwater, Florida.................................     60,000        Owned
Cork, Ireland.......................................     20,000        Leased
Cork, Ireland.......................................    100,000        Owned
Guadalajara, Mexico.................................     60,000        Leased
Longmont, Colorado..................................     70,000        Owned
Malacca, Malaysia...................................     40,000        Leased
Puebla, Mexico......................................     44,000        Owned

Interconnect Technologies:

Austin, Texas.......................................    696,000        Leased(1)
Endicott, New York..................................        400        Leased
Fremont, California.................................      3,000        Leased
Irvine, California..................................     60,000        Owned
Roseville, Minnesota................................     68,000        Leased
Santa Barbara, California...........................      5,000        Leased

Custom Microelectronics:

San Jose, California................................     61,800        Leased
Sunnyvale, California...............................     50,300        Leased
Sunnyvale, California...............................     28,100        Owned

Process Technologies:

Addison, Illinois...................................     25,000        Leased
Buffalo Grove, Illinois.............................      9,000        Leased
Essex, United Kingdom...............................     14,000        Leased
Gardena, California.................................     10,000        Leased
Johnson City, New York..............................     20,000        Leased
Longmont, Colorado..................................     14,000        Leased
Milpitas, California................................     10,000        Leased
Orlando, Florida....................................     15,000        Leased
Penang, Malaysia....................................      1,200        Leased
Richardson, Texas...................................      9,000        Leased
Singapore...........................................     13,300        Leased
Tustin, California..................................     12,000        Leased
Woonsocket, Rhode Island............................     20,000        Owned

Corporate Headquarters:

Niwot, Colorado.....................................      7,000        Leased
                                                      ---------
      Total.........................................  1,719,100
                                                      =========

----------

(1) Includes 693,000 square feet occupied by the Austin PCB Fab purchased from IBM which is located in an undivided facility owned by IBM. The Company is currently leasing from IBM the portion of the undivided facility that relates to the Austin PCB Fab. IBM has agreed to seek a subdivision of its Austin, Texas property, and upon the grant of such subdivision, to grant to the Company a fee title to the portion of the property currently being leased by the Company. If IBM's request for a subdivision is not granted, the Company will continue to lease the Austin space under a ninety-nine year prepaid lease.

      Additional facilities of 50,000 square feet located in Binghamton, New York and a 26,300 square foot facility located in Sunnyvale, California are being leased to third parties. The Company also leases small amounts of office space in Atlanta, Georgia and Philadelphia, Pennsylvania. The Company believes that its facilities are well-maintained and suitable for their respective operations and have sufficient capacity to accommodate the expected growth of the Company in the foreseeable future.

Legal Proceedings

      In June 1997, a complaint was filed in the District Court of Boulder, Colorado against the Company and three of its officers and directors. An amended complaint was filed on September 5, 1997. The lawsuit purports to be brought on behalf of a class of persons who purchased the Company's common stock during the period from April 1, 1996 through September 8, 1996 and claims violations of Colorado law based on allegedly false and misleading statements made in connection with the offer, sale or purchase of the Company's common stock at allegedly artificially inflated prices, including statements made prior to the Company's acquisition of Orbit. The complaint seeks compensatory and other damages as well as equitable relief. On October 15, 1997, the Company filed a motion to dismiss the amended complaint. On September 8, 1997, a similar complaint, alleging violations of Federal securities laws based on the same allegedly false and misleading statements, purportedly on behalf of the same class of persons, was filed in the U.S. District Court for the District of Colorado against the Company and the same officers and directors. On November 10, 1997, the Company filed a motion to dismiss the Federal action. Both actions were brought by the same plaintiffs' law firm as the Orbit action discussed below. The Company believes that the claims asserted in both actions are without merit and intends to defend against such claims vigorously. There has been no discovery from the Company in either action and neither court has yet set a trial date.

      A class action complaint for violations of federal securities law was filed against Orbit and three of its officers in 1995, in the U.S. District Court for the Northern District of California. An amended complaint was filed on March 25, 1996. The amended complaint was dismissed on November 12, 1996, with leave to amend only as to certain specified claims relating to the statements made by securities analysts. On January 21, 1997, a second amended complaint was filed. The second amended complaint seeks relief under Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The second amended complaint seeks compensatory and other damages as well as equitable relief. On September 2, 1997, Orbit filed its answer to the second amended complaint denying responsibility for the actions of securities analysts and further denying that it misled the securities market. The court has not yet set a trial date, but third party discovery is ongoing.

      In addition to the above matters, the Company is involved in certain other litigation arising in the ordinary course of business. Although management is of the opinion that none of these matters will have a material adverse effect on the consolidated financial position or results of operations of the Company, the ultimate outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent in litigation. See Note 10 to the Company's Consolidated Financial Statements incorporated by reference in this Prospectus for details of the Company's contingencies and environmental matters.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

      During the second quarter of 1996, a promissory note (the "IMS Note") evidencing indebtedness of Integrated Multimedia Solutions, Inc. ("IMS") to the Company was restructured and written-down from $1.2 million to $1.0 million. The maturity date of the IMS Note was also extended until the fourth quarter of 1997. In consideration for the restructuring, IMS reconfirmed its obligation to the Company and a portion of the collateral securing the note was escrowed for the benefit of the Company. IMS is an affiliate of Thomas Group, Inc. Mr. Alexander W. Young, a director of the Company, was Chairman of IMS until September 15, 1994 and is President, Chief Operating Officer and a director of Thomas Group, Inc.

      The Company made loans to certain of its executives in order to enable the executives to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997. The loans were advanced in January 1996 and April 1997. Interest on the loans accrues at a rate of 5.7% per annum and 6.5% per annum, respectively. As of June 29, 1997, the aggregate amount of principal and interest outstanding with respect to the executives was as follows: Ronald R. Budacz, $0.6 million; Carl R. Vertuca, Jr., $0.4 million; Ronald R. Snyder, $0.2 million; Carl A. Plichta, $0.3 million; Thomas J. Smach, $0.2 million; Steven C. Schlepp, $0.2 million; and Mark

D. Herbst, $0.1 million. The loans will be forgiven in proportionate installments on January 1 of 1998, 1999, 2000 and 2001.

      Messrs. Ronald R. Budacz and Carl R. Vertuca, Jr., Chairman and Chief Executive Officer and Executive Vice President of the Company, respectively, have leased to the Company usage of a resort property located in Arrowhead, Colorado for purposes of holding corporate meetings and other corporate purposes. The terms of the lease provide for usage for a period of 80 days per year at a rental rate of $0.2 million. The lease is for a period of five years commencing September 1, 1997. The Company believes that the terms of the lease are comparable to those that would be entered into between unrelated parties on an arms'-length basis.

                      DESCRIPTION OF CERTAIN EXISTING DEBT

      The summaries contained herein of certain provisions of the debt of the Company do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements which are filed as exhibits with the Commission.

Senior Credit Agreement

      General. The Company and certain of its U.S. subsidiaries (the "Borrowers") are parties to a Loan Agreement, dated as of April 4, 1996 and amended as of December 20, 1996 and August 1, 1997 (the "Senior Credit Agreement"), with Norwest Bank Colorado, N.A., as lender and agent ("Norwest"), and The Chase Manhattan Bank, Harris Trust and Savings Bank and NBD Bank, as lenders, pursuant to which the lenders have agreed to make available to the Borrowers, until June 30, 2002, an $80 million revolving credit facility. Borrowings under the Senior Credit Agreement may be made in the form of (i) loans to be disbursed to or at the direction of the Borrowers or (ii) letters of credit. Funds available under the Senior Credit Agreement may be used for working capital and other general corporate purposes, including acquisitions. As of September 28, 1997, there were no borrowings outstanding under the Senior Credit Agreement. Following the application of the net proceeds of the offering of the Old Notes, the Company has $80.0 million of available borrowing capacity under the Senior Credit Agreement.

      Interest Rate. Interest payable on loans made under the Senior Credit Agreement may be fixed at (i) a fluctuating Base Rate per annum or (ii) the LIBOR Rate. The Base Rate in effect from time to time is equal to the greater of
(x) Norwest's prime rate less 0.5%, and (y) the Federal Funds Rate plus 1.0%. The LIBOR Rate is equal to the Eurodollar Rate plus an applicable margin which ranges from 1.0% to 1.5% based on the Company's ratio of EBITDA (as defined in the Senior Credit Agreement) to fixed charges for the applicable determination period. The Eurodollar Rate is determined by Norwest by dividing (x) the rate published on page 3750 of Telerate (or if unavailable, a substantially comparable source) by (y) a percentage equal to 100% minus the applicable reserve percentage published by the Board of Governors of the Federal Reserve System.

      Security. The Borrowers' obligations under the Senior Credit Agreement are secured by (i) the pledge of substantially all the assets of the Borrowers and the Company's other U.S. subsidiaries, (ii) the pledge of 100% of the issued and outstanding stock of the Company's U.S. subsidiaries, and (iii) guaranties issued by certain of the Company's U.S. subsidiaries.

      Certain Covenants. Loans under the Senior Credit Agreement may not be used, directly or indirectly, to redeem any of the Company's Convertible Notes. In addition, the Borrowers and their respective subsidiaries must observe certain financial covenants and certain additional restrictions, including restrictions on their ability to (i) incur debt, (ii) create liens on their properties and assets, (iii) make investments in businesses outside the Company's Industry (as defined in the Senior Credit Agreement), (iv) merge or consolidate with other entities, (v) pay dividends or make distributions, (vi) repurchase or redeem capital stock, and (vii) dispose of their assets.

      Prepayments. The Borrowers may voluntarily prepay all or any portion of the balance outstanding under the Revolving Facility at any time, without penalty, except that a prepayment premium would apply if a LIBOR Rate loan were prepaid on a date other than the end of the interest period specified for such loan. The Senior Credit Agreement does not contain any mandatory prepayment provisions.

      Events of Default. Events of Default under the Senior Credit Agreement include (i) nonpayment of any amounts due under the Senior Credit Agreement,
(ii) non-payment of principal or interest due under, or any other default under, any other debt of a Borrower in an aggregate principal amount in excess of $2 million, (iii) the occurrence of a Change in Control (as defined in the Senior Credit Agreement), (iv) certain events of bankruptcy or insolvency, and (v) the occurrence of a material adverse change in any Borrower's financial condition or business or operations.

Convertible Notes

      General. On October 11, 1995 the Company issued $86.25 million aggregate principal amount of 6% Convertible Subordinated Notes (the "Convertible Notes"), with a maturity date of October 15, 2002. Interest on the Convertible Notes is paid semiannually on April 15 and October 15 of each year. The Convertible Notes are not listed on any securities exchange, but are eligible for trading in The Portal Market of The Nasdaq Stock Market, Inc.

      Conversion. At the option of the holder thereof, each Convertible Note, unless previously redeemed, is convertible into shares of Common Stock of the Company, at a conversion price of $18.75 per share (after adjustment for the Stock Split that was effected on September 2, 1997), subject to adjustment in certain events.

      Redemption. The Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on and after October 15, 1998, at redemption prices ranging from 103.429% to 100% of their face value (beginning on October 15, 2001), plus accrued and unpaid interest. Upon the occurrence of a Designated Event as defined in the indenture governing the Convertible Notes (the "1995 Indenture") each holder of Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of such holder's Convertible Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. A Designated Event is defined in the 1995 Indenture as a Change of Control (as defined in the 1995 Indenture) or a Termination of Trading (which would occur if the Common Stock ceased to be listed for trading on a United States national securities exchange or to be approved for trading on an established automated over-the-counter trading market in the United States).

      Ranking. The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all Senior Debt (as defined in the 1995 Indenture) of the Company, and are structurally subordinated to all debt and other liabilities of the Company's subsidiaries. The 1995 Indenture contains no limitation on the incurrence of Senior Debt or other liabilities by the Company or its subsidiaries. Senior Debt is defined as all Indebtedness (as defined in the 1995 Indenture, which generally speaking, includes obligations for or under borrowed money, capitalized leases, letters of credit, deferred purchase price of assets and hedging arrangements) of the Company, whether outstanding on the date of the 1995 Indenture or subsequently incurred, unless the instrument creating or evidencing the Indebtedness expressly provides that such Indebtedness is not senior in right of payment to the Convertible Notes.

      Restrictions on Mergers, Consolidations and Disposition of Assets. The 1995 Indenture provides that the Company may not consolidate or merge with or into another entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, unless (i) the Company is the surviving or continuing corporation or the consolidated or successor entity is a U.S. corporation; (ii) the consolidated or successor entity (if other than the Company and including an entity that acquires the assets of the Company) assumes all the obligations of the Company under the 1995 Indenture; and (iii) immediately after such transaction no Default or Event of Default (each as defined in the 1995 Indenture) exists.

      Events of Default. Events of Default under the 1995 Indenture include (i) nonpayment of any amounts due under the Convertible Notes, (ii) non-payment of amounts due under, or any other default under and which results in acceleration of, any other Indebtedness (as defined in the 1995 Indenture) for borrowed money of the Company which Indebtedness is of an aggregate principal amount in excess of $10 million, (iii) failure to comply with the restrictions relating to mergers, consolidations and disposition of assets, and (iv) certain events of bankruptcy or insolvency.

                            DESCRIPTION OF THE NOTES

      The New Notes will be issued under the Indenture dated as of September 19, 1997, between the Company and Chase Trust Company of California, as trustee (the "Trustee"). A copy of the Indenture is available upon request to the Company at the address set forth under "Available Information." The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "1939 Act") and to all the provisions of the New Notes and the Indenture, including the definitions therein of certain terms. For purposes of this Section, references to the "Company" shall mean The DII Group, Inc., excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

      The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the issuance of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) the holders of New Notes will not be entitled to further registration rights under the Registration Rights Agreement and rights under certain circumstances to Special Interest (as defined), which rights will be satisfied or will terminate when the Exchange Offer is consummated. See "The Exchange Offer." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes." The Indenture provides for the issuance of up to $150.0 million of Notes and additional notes (as part of the same or an additional series) from time to time in aggregate principal amounts of not less than $10.0 million and not more than $50.0 million in the aggregate. Such additional notes will be identical to the Notes in all respects other than issue prices and issuance dates.

General

      The Notes will mature on September 15, 2007, and will be limited to an aggregate principal amount of $200 million. The Old Notes were issued in an aggregate principal amount of $150.0 million. The Notes will bear interest at the rate per annum set forth on the cover page of this Prospectus from September 19, 1997, or from the most recent interest payment date to which interest has been paid, payable semiannually on March 15 and September 15 of each year, beginning on March 15, 1998, to the Persons who are registered holders of the Notes at the close of business on the preceding March 1 or September 1, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Principal of, and premium, if any, and interest on, the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in the City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at the address of such Person as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Subordination

      The Notes will be senior subordinated unsecured obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Notes will be subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Debt of the Company. The Notes will rank subordinate in right of payment to all existing and future Senior Debt, pari passu with any future Senior Subordinated Debt and senior to all existing and future junior subordinated debt of the Company. As of September 28, 1997, the Company's outstanding Senior Debt was $14.7 million (excluding $80.0 million in unused commitments under the Senior Credit Agreement), the Company's outstanding Senior Subordinated Debt was $150.0 million, and the Company's outstanding junior subordinated debt was $86.25 million.

      In addition, all existing and future debt and other liabilities of the Company's Subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, will be effectively senior to the Notes. The total balance sheet liabilities of the Company's Subsidiaries (excluding debt included within the definition of Senior Debt, debt between subsidiaries and debt owed by any subsidiary to the Company), as of September 28, 1997, was $147.3 million. Although the Indenture contains limitations on the amount of additional Debt which the Company and its Restricted Subsidiaries may Incur, the amounts of such Debt could be substantial and, in any case, a significant portion of such Debt may be Senior Debt, Debt of Subsidiaries (which will be effectively senior in right of payment to the Notes) or Senior Subordinated Debt. The Notes also will be effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt. See "--Certain Covenants--Limitation on Debt."

      The Notes are obligations exclusively of the Company. Since all the operations of the Company are conducted through its Subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Notes, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries could be subject to statutory and contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations. In addition, to the extent that the earnings of the Company's foreign Subsidiaries have been subject to foreign tax at rates that are lower than the then-prevailing U.S. corporate tax rates, a distribution of such earnings as a dividend to the Company would be subject to U.S. corporate taxes.

      The Company may not pay principal of, or premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "--Defeasance" and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (a) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms, unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Debt has been paid in full; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of such Senior Debt. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of any Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Debt has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

      Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes. In addition, until the Senior Debt is paid in full, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt, except that holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Notes. In the event that, notwithstanding the foregoing, the holder of any Note receives any payment or distribution of assets of the Company (except as set forth in the preceding sentence) before all Senior Debt is paid in full, then such payment or distribution shall be held in trust for the holders of Senior Debt and will be required to be paid over to them to the extent necessary to pay the Senior Debt in full.

      By reason of such subordination provisions, in the event of bankruptcy or similar proceedings relating to the Company, holders of Senior Debt and other creditors of the Company, even if the Notes are pari passu with their claims, may recover more, ratably, than the holders of the Notes. In such event, after giving effect to such subordination, there may be insufficient assets or no assets remaining to pay interest or principal on the Notes.

      Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "--Defeasance" will not be subordinated to any Senior Debt or subject to the restrictions of the subordination provisions described above.

      See  "Risk  Factors--Risk   Factors  Relating  to  the  Company  and  its
Business--Substantial  Capital  Requirements;   Effects  of  Leverage",  "--Risk
Factors  Relating  to  the   Notes--Subordination  of  Notes;  Holding  Company
Structure," and "Description of Certain Existing Debt."

Optional Redemption

      The Notes will not be redeemable at the option of the Company prior to September 15, 2002. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 15 of each of the years set forth below:

                                                                 Redemption
      Year                                                         Price
      ----                                                         -----

      2002..................................................     104.250%
      2003..................................................     102.833%
      2004..................................................     101.417%
      2005 and thereafter...................................     100.000%

      In the event that, prior to September 15, 2000, the Company receives proceeds from one or more Public Equity Offerings, the Company may at its election use all or a portion of such proceeds to redeem up to a maximum of 35% of the original aggregate principal amount of the Notes at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

      On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to deposit with the paying agent on the redemption date the funds necessary to redeem such Notes.

Sinking Fund

      There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and
(b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (iv) that any Notes (or portions thereof) not tendered will continue to accrue interest; (v) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (vi) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

      The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

      The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all the assets of the Company may be uncertain.

      The occurrence of certain of the events that constitute a Change of Control under the Indenture would constitute a default under the Senior Credit Agreement, and the Company is required to make an offer to repurchase the Convertible Notes upon the occurrence of such events. Future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture which may, in turn, constitute a default under the Company's other debt. If such other debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to the holders of the Notes. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Notes. See "Description of Certain Existing Debt."

Certain Covenants

      Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt, unless after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either such Debt is (a) Debt of the Company, provided that, after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, (b) Debt of the Company evidenced by the Notes or (c) Permitted Debt of the Company or any Restricted Subsidiary.

      The term "Permitted Debt" is defined to include any and all of the following:

            (a) Debt under the Credit Facility, provided that the aggregate principal amount of all such Debt under the Credit Facility, together with all Debt Incurred pursuant to clause (k) of this paragraph in respect of Debt previously Incurred pursuant to this clause (a), at any one time outstanding does not exceed the greater of (i) $80 million, which amount shall be permanently reduced by the amount of Net Available Cash used to repay Debt under the Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase Notes, pursuant to the covenant described below under "--Limitation on Asset Sales," and (ii) the sum of
      (A) 75% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, in each case as of the end of the most recent fiscal quarter (ending at least 30 days prior to the date of determination) for which financial statements of the Company have been provided to the holders of Notes pursuant to the covenant described under "--SEC Reports";

            (b) Capital Expenditure Debt, provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the first paragraph of this covenant;

            (c) Debt of the Company owing to and held by any Wholly Owned Subsidiary or Debt of any Restricted Subsidiary issued to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

            (d) Debt under Interest Rate Agreements entered into by the Company or any Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

            (e) Debt under Currency Exchange Protection Agreements entered into by the Company or any Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

            (f) Acquired Debt, provided that after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the first paragraph of this covenant;

            (g) Debt in connection with one or more standby letters of credit or performance, surety or appeal bonds issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

            (h) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (g) above;

            (i) Debt in an aggregate principal amount, together with all other Permitted Debt of Restricted Subsidiaries (other than under clause (j) below), at any one time outstanding not to exceed the product of 2.0 times the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to the date such Debt is Incurred, provided that, after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to incur $1.00 of additional Debt pursuant to clause (a) of the first paragraph of this covenant;

            (j) Debt in an aggregate principal amount at any one time outstanding not to exceed $50 million;

            (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) or (b) of the immediately preceding paragraph or clause (a), (b), (f) and (h) above, subject, in the case of clause (a) above, to the limitation set forth in the proviso thereto; and

            (l) Debt consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property.

      Notwithstanding the immediately foregoing paragraph, (a) the Company shall not Incur any Permitted Debt if the proceeds thereof are used, directly or indirectly, to Refinance (i) any Subordinated Obligations unless such Permitted Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations or (ii) any Senior Subordinated Debt unless such Permitted Debt shall be Senior Subordinated Debt or shall be subordinated to the Notes and (b) the Company shall not permit any Restricted Subsidiary to Incur any Permitted Debt if the proceeds are used, directly or indirectly, to Refinance any Subordinated Obligations or any Senior Subordinated Debt.

      For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (l) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Debt in any manner that complies with this covenant and such item of Debt will be treated as having been Incurred pursuant to only one such clause or pursuant to the first paragraph hereof.

      Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

            (a) a Default or Event of Default shall have occurred and be continuing,

            (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt," or

            (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

                  (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from and after the first day of the fiscal quarter following the end of the most recent fiscal quarter ended immediately prior to the Issue Date to the end of the most recent fiscal quarter ending at least 30 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

                  (ii) Capital Stock Sale Proceeds,

                  (iii) the amount by which Debt (including the Convertible
            Notes but excluding all other Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Debt of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange),

                  (iv) an amount equal to the sum of (i) the net reduction in
            Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

                  (v) $15 million.

      Notwithstanding the foregoing limitation, the Company may:

            (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

            (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale shall be excluded from the calculation of the amount of Capital Stock Sale Proceeds; and

            (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

            (d) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that (i) the aggregate amount of such repurchases shall not exceed $2 million in any calendar year and (ii) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments; and

            (e) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to purchase the Notes pursuant to the covenant described under "Repurchase at the Option of Holders Upon a Change of Control" (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control; provided, however, that at the time of, and after giving pro forma effect to, such purchase or redemption, (i) no other Default or Event of Default shall have occurred and be continuing (or result therefrom) and (ii) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt"; provided further, however, that such purchases or redemptions shall be included in the calculation of the amount of Restricted Payments.

      Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (a) if such Lien secures Senior Subordinated Debt, the Notes are secured on an equal and ratable basis with such Debt or (b) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Notes in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the Notes.

      Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary or (iii) a disposition of shares of Capital Stock of a Restricted Subsidiary (which shares, in the case of a Significant Subsidiary, shall represent 100% of the outstanding shares of such Capital Stock) that complies with the covenant described under "--Limitation on Asset Sales" or (iv) a pledge of shares of Capital Stock of a Restricted Subsidiary to the extent constituting a Permitted Lien and any subsequent disposition of such shares pursuant to the exercise of rights granted to the pledgee in connection with such pledge.

      Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or of any Restricted Subsidiary (including liabilities of a Restricted Subsidiary whose stock is acquired by such purchaser) as a result of which the Company and the Restricted Subsidiaries are no longer liable for such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with clauses (a) and (b).

      The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt), (a) to prepay, repay, legally defease or purchase Senior Debt of the Company or Debt of any Restricted Subsidiary (excluding in each such case Debt owed to the Company or an Affiliate of the Company); or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (a) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

      Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

      Within five Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. The Prepayment Offer Notice shall state, among other things, (a) that a Prepayment Offer is being made pursuant to the covenant entitled "--Limitation on Asset Sales," and that all Notes timely tendered will be accepted for payment (subject to proration), (b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the Prepayment Offer Notice is mailed (the "Purchase Date"),
(d) the aggregate principal amount of Notes (or portions thereof) to be purchased, (e) that any Notes (or portions thereof) not tendered will continue to accrue interest and (f) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or
(c) transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to encumbrances and restrictions (A) in existence under or by reason of any agreements in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, (C) relating to Debt of a Restricted Subsidiary so long as such encumbrance or restriction is no less favorable to the holders of the Notes than those under the Credit Facility as in effect on the Issue Date, (D) relating to Debt of a Restricted Subsidiary which has fully and unconditionally guaranteed, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Restricted Subsidiary, the due and punctual performance and observance of all the obligations (financial or otherwise) of the Company under the Indenture and the Notes, provided that such guarantee may be subordinated to senior Debt of such Restricted Subsidiary to the same extent and on the same terms as the Notes are subordinated to Senior Debt of the Company and may provide for the release of such Guarantee upon the discharge of such Debt, (E) relating to borrowings under a foreign currency credit facility established for the benefit of a Restricted Subsidiary organized outside the laws of the United States of America or any State thereof or the District of Columbia, provided that such encumbrances and restrictions apply only with respect to such Restricted Subsidiary and only if an event of default has occurred and is continuing under such credit facility and are otherwise customary for similar foreign currency credit facilities, (F) relating to any special purpose, bankruptcy remote Wholly Owned Subsidiary formed for the purpose of borrowing against receivables or inventory of the Company and its Subsidiaries pursuant to a Credit Facility or (G) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in the immediately preceding clauses (i)(A) and (B) above or in clauses (ii)(A) and
(B) below, provided such encumbrance or restriction is no less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause (c) only, to encumbrances and restrictions (A) that limit the right of the debtor to transfer or dispose of the Property securing such Debt, provided that such Debt is permitted to be Incurred and secured pursuant to the covenants described under "--Limitation on Debt" and "--Limitation on Liens," (B) in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

      Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, (b) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $1 million, the terms of such Affiliate Transaction are set forth in writing, (c) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $2 million, the Board of Directors of the Company (including a majority of the disinterested members of such Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, determines that such Affiliate Transaction complies with clauses (a) and (b) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (d) with respect to an Affiliate Transaction involving aggregate payments or value in excess of $10 million, the Company obtains a written opinion from an Independent Appraiser to the effect that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

      Notwithstanding the foregoing limitation, Affiliate Transactions shall not include:

                  (i) any transaction or series of transactions between the
            Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) in any of such Restricted Subsidiaries is beneficially owned by an Affiliate of the Company (other than a Restricted Subsidiary);

                  (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments;"

                  (iii) the payment of compensation (including amounts paid
            pursuant to employee benefit plans) for the personal services of executive officers and directors of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors of the Company or any Restricted Subsidiary in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor (it being understood that such approval and determination shall not require a written opinion from an Independent Appraiser); and

                  (iv) the payment of reasonable fees to directors of the
            Company or such Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary.

      Limitation on Layered Debt. The Company shall not Incur, directly or indirectly, any Debt which is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt.

      Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Subsidiary of the Company or any Restricted Subsidiary to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company or any Restricted Subsidiary. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Restricted Subsidiary will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if (A) such Subsidiary is a Subsidiary of a Restricted Subsidiary (other than a Wholly Owned Subsidiary) or (B) either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "--Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

      Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

Merger, Consolidation and Sale of Property

      The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Company's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "--Certain Covenants--Limitation on Debt;" (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction have been satisfied.

      The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, and the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of, and premium, if any, and interest on, the Notes.

SEC Reports

      Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings.

Events of Default

      Events of Default in respect of the Notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "--Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an amount greater than $10 million or its foreign currency equivalent (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an uninsured aggregate amount in excess of $10 million or its foreign currency equivalent shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary (the "bankruptcy provisions").

      A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

      The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

      The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Restricted Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Restricted Subsidiary shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

      No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce the principal of or extend the Stated Maturity of any Note, (d) make any Note payable in money other than that stated in the Note, (e) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (f) release any security interest that may have been granted in favor of the holders of the Notes, (g) reduce the premium payable upon the redemption or repurchase of any Note as described under "--Optional Redemption" or "--Repurchase at the Option of Holders upon a Change of Control," (h) at any time after a Change of Control has occurred, change the time at which the Change of Control Offer must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer or (i) make any change in the subordination provisions of the Indenture that would adversely affect the holders of the Notes.

      Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes, to make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change.

      The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

      The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants," the operation of the cross acceleration provisions, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provisions described under "--Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

      If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the


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

covenants described under "--Certain Covenants"), (e), (f) or (g) (with respect only to Restricted Subsidiaries in the case of clauses (e) and (f)) under "--Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) of the first paragraph under "--Merger, Consolidation and Sale of Property" above.

      In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

      "Acquired Debt" means Debt of a Person existing at the time such Person became a Restricted Subsidiary or assumed in connection with the acquisition of Property and not incurred in connection with or in anticipation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or such Property was acquired.

      "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

      "Affiliate" of any specified Person means (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Asset Sales," "--Limitation on Transactions with Affiliates" and the definition of the term "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

      "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or any Restricted Subsidiary), (b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (a), (b) and (c) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales"


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

only, any disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (iii) any disposition effected in compliance with the covenant described under "--Merger, Consolidation and Sale of Property," and (iv) any disposition of Property having, together with other Property disposed of pursuant to the same transaction or any related transactions, an aggregate Fair Market Value of less than $5 million).

      "Attributable Debt" in respect of any Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of the term "Capital Lease Obligation" and (b) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

      "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

      "Business Day" means each day which is not a Legal Holiday.

      "Capital Expenditure Debt" means Debt Incurred by any Person to finance a capital expenditure so long as (a) such capital expenditure is or should be included as an addition to "Property, plant and equipment" in accordance with GAAP and (b) such Debt is Incurred within 180 days of the date such capital expenditure is made.

      "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

      "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrant, option or other interest in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

      "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date.

      "Change of Control" means the occurrence of any of the following events:

            (a) if any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of all classes of the Voting Stock of the Company; or

            (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its Restricted Subsidiaries, considered as a whole

      (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

            (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; or

            (d) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 30 days prior to such determination date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, legally defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have repaid, repurchased, legally defeased or otherwise discharged any Debt with Capital Stock Sale Proceeds, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge as if such discharge had occurred on the first day of such period,
(iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the Property which is the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, legally defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale),
(iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period and (v) if since the beginning of


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

such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of Property occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of Property, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and as further contemplated by the definition of the term "pro forma." If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

      "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost (other than debt issuance costs incurred in connection with the offering of the Old Notes, the Exchange Offer for the Old Notes or the filing of the Shelf Registration Statement for the Old Notes), (c) capitalized interest,
(d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Redeemable Dividends, (h) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest incurred in connection with Investments in discontinued operations, (j) interest actually paid on any Debt of any other Person that is Guaranteed by the Company or any Restricted Subsidiary and (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

      "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) for the purposes of the covenant described under "--Certain Covenants --Limitation of Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that
(i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary consistent with such restriction during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (d) any gain (or loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person,
(e) any extraordinary gain or loss, (f) the cumulative effect of a change in accounting principles and (g) any non-cash compensation expense realized for


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

grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary. Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

      "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 30 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

      "Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Agreement) providing for revolving credit loans, terms loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit.

      "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

      "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

      "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

      "Designated Senior Debt" means any Senior Debt which has, at the time of determination, an aggregate principal amount outstanding of at least $25 million (including the amount of all undrawn commitments and


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

matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Indenture.

      "Disqualified Stock" means, with respect to any Person, Redeemable Stock of such Person as to which (i) the maturity, (ii) mandatory redemption or (iii) redemption, conversion or exchange at the option of the holder thereof, occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock in such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt solely at the option of the issuer thereof; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described under "--Certain Covenants--Limitation on Asset Sales" and "--Repurchase at the Option of Holders Upon a Change of Control" and such Capital Stock specifically provides that (a) such Person shall not repurchase or redeem any such Capital Stock pursuant to such provisions prior to such Person having repurchased all the Notes that are required to be repurchased pursuant to such covenants and (b) no default, event of default or similar occurrence under the terms of such Capital Stock shall result from such Person not so repurchasing or redeeming any such Capital Stock because of the prohibition described in the preceding clause (a).

      "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and (v) any other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), minus (b) all non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividend to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      "Event of Default" has the meaning set forth under "--Events of Default."

      "Exchange Act" means the Securities Exchange Act of 1934.

      "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

      "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

      "Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or any state thereof (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or such state is pledged and which are not callable or redeemable at the issuer's option, provided that, in the case of any such state, (a) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Service (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (b) such obligations mature within 365 days of the date of acquisition thereof.

      "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a "Permitted Investment" under clause (b) of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning.

      "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

      "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

      "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

      "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

      "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property (other than, for purposes of the definition of "Restricted Payment" only, Capital Stock of the Company which is not Disqualified Stock) to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," "Investment" shall include the portion of the Fair Market Value of the net assets of any Subsidiary of the Company that is proportionate to the Company's equity interest in such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such


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

Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion of the Fair Market Value of the net assets of such Subsidiary that is proportionate to the Company's equity interest in such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

      "Issue Date" means the date on which the Old Notes were initially issued.

      "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

      "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

      "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such Properties or received in any other noncash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,
(b) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

      "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

      "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

      "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

      "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business; (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Related Business; (c) Temporary Cash Investments; (d) receivables owing to the Company or a Restricted

Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;
(e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $5 million at any one time outstanding; (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales"; and
(i) other Investments made for Fair Market Value that do not exceed $10 million outstanding at any one time in the aggregate.

      "Permitted Liens" means:

            (a) Liens securing Senior Debt;

            (b) Liens to secure Permitted Debt permitted to be incurred under clause (a) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt";

            (c) Liens to secure Permitted Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "--Certain Covenants--Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Permitted Debt and any improvements or accessions to such Property;

            (d) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

            (e) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due after notice thereof or are being contested in good faith and by appropriate proceedings;

            (f) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

            (g) Liens securing Acquired Debt; provided, however, that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property secured at the time such Acquired Debt was Incurred by the Company or a Restricted Subsidiary and other than Property of any Restricted Subsidiary which is a direct Subsidiary of the Restricted Subsidiary, if any, which Incurred such Acquired Debt; provided further, however, that any such Lien shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Acquired Debt was so Incurred;

            (h) Pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

            (i) Easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

            (j) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary) in excess of $10 million;

            (k) Liens existing on the Issue Date not otherwise described in clauses (a) through (j) above;

            (l) Liens not otherwise described in clauses (a) through (k) above on the Property of any Restricted Subsidiary to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under "--Certain Covenants--Limitation on Debt"; or

            (m) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (b), (c), (g), (k) or (l); provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (b), (c), (g), (k), or (l) at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing.

      "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) such Debt is subordinated in right of payment to Senior Debt or the Notes to at least the same extent, if any, as the Debt being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (A) Debt of a Subsidiary that Refinances Debt of the Company or (B) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

      "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

      "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted by the Company after consultation with the independent certified public accountants of the Company.

      "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

      "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

      "Redeemable Dividend" means, for any dividend in respect of Redeemable Stock, the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

      "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable for Debt or Disqualified Stock.

      "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

      "Related Business" means any business, related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

      "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

      "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock); (c) the purchase, redemption, repurchase, defeasance, acquisition or retirement for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or
(d) any Investment (other than Permitted Investments) in any Person.

      "Restricted Subsidiary" means (a) any Subsidiary of the Company after the Issue Date unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries."

      "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

      "Securities Act" means the Securities Act of 1933.

      "Senior Debt" means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (i) Debt of the Company for borrowed money and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or (iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (d) all obligations of other Persons of the type referred to in clauses (a) and (b) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt does not include (A) Debt of the Company that is by its terms subordinate or pari passu in right of payment to the Notes, including any Senior Subordinated Debt or any Subordinated Obligations; (B) any Debt Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock.

      "Senior Subordinated Debt" means the Notes and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt.

      "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission, substituting 20 percent for 10 percent each place it appears therein.

      "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

      "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

      "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (a) in the case of a corporation, of which at least 50% of the total voting power of the Voting Stock is held by such first-named Person or any of its Subsidiaries and such first-named Person or any of its Subsidiaries has the power to direct the management, policies and affairs thereof; or (b) in the case of a partnership, joint venture, association, or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first named Person for financial statement purposes.

      "Temporary Cash Investments" means any of the following: (a) Investments in Government Obligations, (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof or any foreign country recognized by the United States of America, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million or its foreign currency equivalent and a long-term debt rating "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Service (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above, (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Service (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (e) Investments in money market funds all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

      "Unrestricted Subsidiary" means (a) any Subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

      "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

      The New Notes will initially be issued in the form of one or more New Notes in registered, global form without interest coupons (the "Global Securities"). Accordingly, The Depository Trust Company ("DTC") or its nominee will initially be the sole registered holder of the New Notes for all purposes under the Indenture.

      Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Security purchased by such Persons. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

      Payment of principal and interest on New Notes represented by any such Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global

Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

      A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC. A Global Security is exchangeable for certificated Notes only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

      So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Security for the purposes of receiving payment on the New Notes and receiving notices, and for all other purposes, under the Indenture and the New Notes. Beneficial interests in New Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC or any successor depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.



Governing Law

      The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

      Chase Trust Company of California is the Trustee under the Indenture. Chase Trust Company of California is an affiliate of The Chase Manhattan Bank, a lender under the Senior Credit Agreement.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the New Notes and to the exchange of Old Notes for New Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date of this Prospectus (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, or may, at any time, be subject to different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase, hold or dispose of the New Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-U.S. persons, may be subject to special rules. Moreover, this discussion does not relate to New Notes held as a hedge against currency risks or as part of a straddle, as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or held by a holder whose functional currency is not the U.S. dollar. In addition, this discussion is limited to persons that hold the New Notes as a "capital asset" within the meaning of Section 1221 of the Code.

      HOLDERS OF THE NEW NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, AND THE EXCHANGE OF OLD NOTES FOR NEW NOTES.

Exchange Offer

      The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequence to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

Tax Consequences to U.S. Holders

      For purposes of this summary, a U.S. Holder is any beneficial owner that is, for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Interest Income

      A U.S. Holder will recognize ordinary income when it receives or accrues interest on the Notes in accordance with such U.S. Holder's method of tax accounting. A U.S. Holder may be entitled to treat interest income on the Notes as "investment income" for purposes of computing certain limitations concerning the deductibility of investment interest expense.

      If any Special Interest is paid on the Notes as a result of a Registration Default, such Special Interest should be includible in the U.S. Holder's income as ordinary interest income as it becomes fixed or is paid in accordance with such U.S. Holder's usual method of tax accounting. It is possible, however, that the Internal Revenue Service (the "IRS") may take a different position, in which case U.S. Holders might be required to include such Special Interest in income prior to receipt regardless of their usual method of tax accounting.

Disposition of  Notes

      Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to such U.S. Holder's cost for the Note, decreased by any principal payments previously received by such U.S. Holder with respect to such Note. Any such gain or loss will be capital gain or loss and will be long-term, mid-term or short-term (and subject to taxation at different capital gains rates) depending, respectively, upon whether the U.S. Holder has held the Note for more than 18 months, more than 12 months but no more than 18 months, or no more than 12 months. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

      A cash basis U.S. Holder that sells a Note between interest payment dates will be required to treat an amount equal to accrued but unpaid interest through the date of sale as ordinary interest income.

Tax Consequences to Foreign Holders

      For purposes of this discussion, a "Foreign Holder" is any beneficial owner that is not a U.S. Holder.

      A Foreign Holder generally will not be subject to United States federal income or withholding taxes on payments of principal or interest on the Notes so long as, in the case of interest, the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of the Company or a "controlled foreign corporation" with respect to which the Company is "related" (directly or indirectly) through stock ownership within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Note is not a U.S. Holder and providing that foreign Holder's name and address. If the information provided in this statement changes, the foreign person must so inform the Company within 30 days of such change. The statement generally must be provided in the year a payment of interest occurs or in either of the two preceding years. If the foregoing conditions are not satisfied, then interest paid on the Notes will be subject to U.S. withholding tax at a rate of 30 percent, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

      Any capital gain a Foreign Holder realizes on the sale, redemption, retirement or other taxable disposition of a Note will be exempt from U.S. federal income and withholding tax, provided that (i) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, and (ii) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year and certain other requirements are satisfied.

      If the interest, gain or other income a Foreign Holder recognizes on a
Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the

Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

Backup Withholding

      A holder of Notes may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the Notes and proceeds of the sale or other disposition of a Note before maturity. These back-up withholding rules apply if the holder, among other things (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the back-up withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

      The Company will report to the holders of Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-marking activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in the distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      There has not previously been any public market for the New Notes. The Company presently does not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Initial Purchasers that they intend to make a market in the New Notes; however, they are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Therefore, there can be no assurance that an active market for the New Notes will develop or as to the liquidity of any such market.

                                  LEGAL MATTERS

      The validity of the New Notes will be passed upon by Curtis, Mallet-Prevost, Colt & Mosle, New York, New York, counsel for the Company.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 29, 1996 and December 31, 1995, and for the 52 weeks ended December 29, 1996, and each of the years in the two-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      On September 4, 1997, the engagement of KPMG Peat Marwick LLP as the Company's principal accountants was terminated, and Deloitte & Touche LLP was engaged as the Company's principal accountants. During the Company's two most recent fiscal years and the subsequent interim periods preceding such dismissal, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements if not resolved to their satisfaction would have caused them to make reference thereof in connection with their reports.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duties. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The Restated Bylaws of the Company provide for indemnification of the officers and directors' to the fullest extend permitted by the DGCL. In addition, the Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number
--------------

   2.1  --      Asset Purchase Agreement with Test Technology Pte Ltd dated
                September 19, 1994 (incorporated by reference to Exhibit 2.1 of the Company's Report on Form 8-K dated September 21, 1994, File
                No. 0-21374).

   2.2  --      Stock Purchase Agreement with Multilayer Technology, Inc.,
                George Schreyer and Marina Schreyer dated September 20, 1994
                (incorporated by reference to Exhibit 2.2 of the Company's
                Report on Form 8-K dated September 21, 1994, File No. 0-21374).

   2.3  --      Stock Purchase Agreement with the shareholders of Sistemas
                Inteligentes Ceretronik S.A. de C.V. dated June 23, 1994
                (incorporated by reference to Exhibit 2.3 of the Company's
                Report on Form 8-K dated September 21, 1994, File No. 0-21374).

   2.4  --      Asset Purchase Agreement with Thielen Group, Inc. dated May 11,
                1994 (incorporated by reference to Exhibit 2.4 of the Company's
                Report on Form 8-K dated September 21, 1994, File No. 0-21374).

   2.5  --      Put/Call Agreement with George Schreyer dated September 20, 1994
                (incorporated by reference to Exhibit 2.5 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1994, File No. 0-21374).

   2.6  --      Agreement and Plan of Merger by and among The DII Group, Inc.,
                DII Merger Corp. and Orbit Semiconductor, Inc., dated as of June
                9, 1996 (incorporated by reference to Annex A to the Joint Proxy
                Statement/Prospectus contained in the Company's Registration
                Statement on Form S-4, No. 333-6789).

 **2.7  --      Purchase Agreement, dated as of August 5, 1997, by and among
                International Business Machines Corporation, a New York corporation, Multilayer Tek, L.P., a Texas limited partnership and The DII Group, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 of the Company's Report on Form 8-K dated August 29, 1997).

   2.8  --      Exhibit A to the Purchase Agreement filed as Exhibit 2.7 to this
                Registration Statement - Assignment and Assumption Agreement
                (incorporated by reference to Exhibit 2.2 of the Company's
                Report on Form 8-K dated August 29, 1997).

 **2.9  --      Exhibit C to the Purchase Agreement filed as Exhibit 2.7 to this
                Registration Statement - Lease (incorporated by reference to
                Exhibit 2.3 of the Company's Report on Form 8-K dated August 29,
                1997).

 **2.10 --      Exhibit E to the Purchase Agreement filed as Exhibit 2.7 to this
                Registration Statement - Project Operations Agreement
                (incorporated by reference to Exhibit 2.4 of the Company's
                Report on Form 8-K dated August 29, 1997).

  +2.11 -- Exhibit F to the Purchase Agreement filed as Exhibit 2.7 to this Registration Statement - Supply Agreement (incorporated by reference to Exhibit 2.5 of the Company's Report on Form 8-K dated August 29, 1997).

   2.12 -- Exhibit G to the Purchase Agreement filed as Exhibit 2.7 to this Registration Statement - Bill of Sale (incorporated by reference to Exhibit 2.6 of the Company's Report on Form 8-K dated August 29, 1997).

   2.13 -- Exhibit H to the Purchase Agreement filed as Exhibit 2.7 to this Registration Statement - Special Warranty Deed (incorporated by reference to Exhibit 2.7 of the Company's Report on Form 8-K dated August 29, 1997).

   3.1  --      Restated Certificate of Incorporation of the Company, together with the Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 0-21374).

   3.2  --      Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form
                10-K for the fiscal year ended December 29, 1996, File No.
                0-21374).

   4.1  --      Purchase Agreement -- 6% Convertible Subordinated Notes Due 2002
                dated October 5, 1995 (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-21374).

   4.2  --      Indenture, dated as of October 11, 1995 between the Company and
                The Chase Manhattan Bank, N.A., as trustee (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-21374).

   4.3  --      Registration Agreement, dated as of October 5, 1995 between the
                Company and Salomon Brothers Inc as the initial purchaser
                (incorporated by reference to Exhibit 4.3 of the Company's

                Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-21374).

   4.4  --      Indenture, dated as of September 19, 1997, between the Company and Chase Trust Company of California, as Trustee (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

   4.5  --      Registration Rights Agreement, dated as of September 16, 1997, among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
                Jenrette Securities Corporation, and BT Alex. Brown Incorporated
                (incorporated by reference to Exhibit 4.3 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 28, 1997, File No. 0-21374).

   4.6  --      Purchase Agreement, dated as of September 16, 1997, among the
                Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette
                Securities Corporation, and BT Alex. Brown Incorporated
                (incorporated by reference to Exhibit 4.2 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 28, 1997, File No. 0-21374).

   4.7  --      Form of security representing the New Notes (included as Exhibit
                A to Indenture filed as Exhibit 4.4 to this Registration
                Statement).

  *5.1  --      Opinion of Curtis, Mallet-Prevost, Colt & Mosle as to the
                validity of the New Notes.

  10.1  --      Distribution Agreement dated as of May 4, 1993, between the
                Company and Dover Corporation (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form
                S-1, as amended, No. 33-71138).

  10.2  --      Tax Sharing Agreement dated as of May 4, 1993, between the
                Company and Dover Corporation (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement on Form
                S-1, as amended, No. 33-71138).

  10.3  --      Employee Matters Agreement dated as of May 4, 1993, between the
                Company and Dover Corporation (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form
                S-1, as amended, No. 33-71138).

++10.4  --      Form of Severance Agreement (incorporated by reference to
                Exhibit 10.6 of the Company's Registration Statement on Form 10, as amended, File No. 0-21374).

  10.5  --      Rights Agreement dated as of May 4, 1993, between The Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 10.5 of the Company's Registration
                Statement on Form S-1, as amended, No. 33-71138).

 ++10.6  --     Agreement, dated August 16, 1991, by and between Standard
                Microsystems and Dover Electronics Manufacturing (now called The
                DII Group, Inc.) (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form 10, as amended,
                File No. 0-21374).

++10.7  --      1993 Stock Option Plan (incorporated by reference to Exhibit
                10.8 of the Company's Registration Statement on Form S-1, as amended, No. 33-71138).

++10.8  --      1994 Stock Incentive Plan (incorporated by reference to Exhibit
                10.9 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 0-21374).

++10.9  --      1994 Employee Stock Purchase Plan (incorporated by reference
                Exhibit 10.10 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 0-21374).

++10.10 --      Savings and Deferred Profit Sharing Plan (incorporated by
                reference to Exhibit 10.4 of the Company's Registration
                Statement on Form 10, as amended, File No. 0-21374).

++10.11 --      Amendments to the Savings and Deferred Profit Sharing Plan
                (incorporated by reference to Exhibit 10.11 of the Company's
                Annual Report on Form 10-K for the fiscal year ended December
                29, 1996, File No. 0-21374).

++10.12 --      Dovatron Ireland Limited Defined Contribution Plan (incorporated by reference to Exhibit 10.5 of the Company's Registration
                Statement on Form 10, as amended, File No. 0-21374).

++10.13 --      Form of Performance Share Agreement pursuant to the 1994 Stock
                Incentive Plan (incorporated by reference to Exhibit 10.16 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 0-21374).

++10.14 --      Non-Employee Director's Stock Compensation Plan (incorporated by reference to Exhibit B of the Company's Proxy Statement for the Company's 1996 Annual Meeting of Stockholders, File No.
                0-21374).

++10.15 --      Senior Executive Performance Bonus Plan (incorporated by
                reference to Exhibit A of the Company's Proxy Statement for the Company's 1996 Annual Meeting of Stockholders, File No.
                0-21374).

  10.16 -- Loan Agreement -- $60,000,000 Revolving Line of Credit dated April 4, 1996 between The DII Group, Inc. and Norwest Bank Colorado, N.A., The Chase Manhattan Bank, N.A., Harris Trust and Savings Bank, and NBD Bank (incorporated by reference to Exhibit
                10.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, File No. 0-21374).

  10.17 -- Second Amendment to the $80,000,000 Revolving Line of Credit dated August 1, 1997 between The DII Group, Inc. and Norwest Bank Colorado, N.A., The Chase Manhattan Bank, N.A., Harris Trust and Savings Bank, and NBD Bank (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.18 -- Third Amendment to the $80,000,000 Revolving Line of Credit dated September 15, 1997 between The DII Group, Inc. and Norwest Bank Colorado, N.A., The Chase Manhattan Bank, Harris Trust and Savings Bank, and NBD Bank (incorporated by reference to Exhibit
                10.2 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.19 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Ronald R. Budacz (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.20 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Carl R. Vertuca, Jr. (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.21 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Ronald R. Snyder (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.22 -- Employment Agreement dated as of January 1, 1997 between The DII Group, Inc. and Carl. A. Plichta (incorporated by reference to
                Exhibit 10.6 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.23 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Carl A. Plichta (incorporated by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  12.1  --      Computation of Ratio of Earnings to Fixed Charges.

  21.1  --      List of Subsidiaries of the Company.

  23.1  --      Consent of KPMG Peat Marwick LLP.

  23.2  --      Consent of Curtis, Mallet-Prevost, Colt & Mosle (included in
                Exhibit 5.1).

  24.1  --      Powers of attorney (included on the signature pages hereof).

  25.1  --      Statement of eligibility of the Trustee.

  99.1  --      Form of Letter of Transmittal.

  99.2  --      Form of Notice of Guaranteed Delivery.

    ----------
      *    To be filed by amendment.
      ** Schedules were not included but will be furnished supplementally to the Commission upon request.
      +    Confidential treatment has been granted as to portions of this exhibit.
      ++   Management contract or compensatory plan.

(b) Financial Statement Schedules

      None

Item 22. Undertakings

      The undersigned registrant hereby undertakes:

      A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            1. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            3. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs A.1 and A.2 do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effect amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niwot, State of Colorado, on the 18th day of November, 1997.

                                    The DII Group, Inc.


                                    By: /s/ Thomas J. Smach
                                        ----------------------------
                                        Name:  Thomas J. Smach
                                        Title: Chief Financial Officer

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of The DII Group, Inc. do hereby constitute and appoint Carl R. Vertuca, Jr. and Thomas J. Smach, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                   DATE
          ---------                         -----                   ----



/s/ Ronald R. Budacz                 Chairman and Chief        November 18, 1997
------------------------------       Executive Officer
Ronald R. Budacz


/s/ Carl R. Vertuca, Jr.             Director, Executive       November 18, 1997
------------------------------       President--Finance,
Carl R. Vertuca, Jr.                 Administration and
                                     Corporate Development


/s/ Thomas J. Smach                  Chief Financial Officer   November 18, 1997
------------------------------       (Principal Financial
Thomas J. Smach                      Officer and Principal
                                     Accounting Officer)


/s/ Robert L. Brueck                         Director          November 18, 1997
------------------------------
Robert L. Brueck


/s/ Gary P. Kennedy                          Director          November 18, 1997
------------------------------
Gary P. Kennedy

/s/ Constantine S. Macricostas               Director          November 18, 1997
------------------------------
Constantine S. Macricostas


/s/ Gerard T. Wrixon, Ph.D.                  Director          November 18, 1997
------------------------------
Gerard T. Wrixon, Ph.D.


/s/ Alexander W. Young                       Director          November 18, 1997
------------------------------
Alexander W. Young

                                 Exhibit Index

Exhibit Number
--------------

   2.1  --      Asset Purchase Agreement with Test Technology Pte Ltd dated
                September 19, 1994 (incorporated by reference to Exhibit 2.1 of the Company's Report on Form 8-K dated September 21, 1994, File
                No. 0-21374).

   2.2  --      Stock Purchase Agreement with Multilayer Technology, Inc.,
                George Schreyer and Marina Schreyer dated September 20, 1994
                (incorporated by reference to Exhibit 2.2 of the Company's
                Report on Form 8-K dated September 21, 1994, File No. 0-21374).

   2.3  --      Stock Purchase Agreement with the shareholders of Sistemas
                Inteligentes Ceretronik S.A. de C.V. dated June 23, 1994
                (incorporated by reference to Exhibit 2.3 of the Company's
                Report on Form 8-K dated September 21, 1994, File No. 0-21374).

   2.4  --      Asset Purchase Agreement with Thielen Group, Inc. dated May 11,
                1994 (incorporated by reference to Exhibit 2.4 of the Company's
                Report on Form 8-K dated September 21, 1994, File No. 0-21374).

   2.5  --      Put/Call Agreement with George Schreyer dated September 20, 1994
                (incorporated by reference to Exhibit 2.5 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1994, File No. 0-21374).

   2.6  --      Agreement and Plan of Merger by and among The DII Group, Inc.,
                DII Merger Corp. and Orbit Semiconductor, Inc., dated as of June
                9, 1996 (incorporated by reference to Annex A to the Joint Proxy
                Statement/Prospectus contained in the Company's Registration
                Statement on Form S-4, No. 333-6789).

 **2.7  --      Purchase Agreement, dated as of August 5, 1997, by and among
                International Business Machines Corporation, a New York corporation, Multilayer Tek, L.P., a Texas limited partnership and The DII Group, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 of the Company's Report on Form 8-K dated August 29, 1997).

   2.8  --      Exhibit A to the Purchase Agreement filed as Exhibit 2.7 to this
                Registration Statement - Assignment and Assumption Agreement
                (incorporated by reference to Exhibit 2.2 of the Company's
                Report on Form 8-K dated August 29, 1997).

 **2.9  --      Exhibit C to the Purchase Agreement filed as Exhibit 2.7 to this
                Registration Statement - Lease (incorporated by reference to
                Exhibit 2.3 of the Company's Report on Form 8-K dated August 29,
                1997).

 **2.10 --      Exhibit E to the Purchase Agreement filed as Exhibit 2.7 to this
                Registration Statement - Project Operations Agreement
                (incorporated by reference to Exhibit 2.4 of the Company's
                Report on Form 8-K dated August 29, 1997).

  +2.11 -- Exhibit F to the Purchase Agreement filed as Exhibit 2.7 to this Registration Statement - Supply Agreement (incorporated by reference to Exhibit 2.5 of the Company's Report on Form 8-K dated August 29, 1997).

   2.12 -- Exhibit G to the Purchase Agreement filed as Exhibit 2.7 to this Registration Statement - Bill of Sale (incorporated by reference to Exhibit 2.6 of the Company's Report on Form 8-K dated August 29, 1997).

   2.13 -- Exhibit H to the Purchase Agreement filed as Exhibit 2.7 to this Registration Statement - Special Warranty Deed (incorporated by reference to Exhibit 2.7 of the Company's Report on Form 8-K dated August 29, 1997).

   3.1  --      Restated Certificate of Incorporation of the Company, together with the Certificate of Amendment of the Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, File No. 0-21374).

   3.2  --      Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form
                10-K for the fiscal year ended December 29, 1996, File No.
                0-21374).

   4.1  --      Purchase Agreement -- 6% Convertible Subordinated Notes Due 2002
                dated October 5, 1995 (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-21374).

   4.2  --      Indenture, dated as of October 11, 1995 between the Company and
                The Chase Manhattan Bank, N.A., as trustee (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, File No. 0-21374).

   4.3  --      Registration Agreement, dated as of October 5, 1995 between the
                Company and Salomon Brothers Inc as the initial purchaser
                (incorporated by reference to Exhibit 4.3 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1995, File No. 0-21374).

   4.4  --      Indenture, dated as of September 19, 1997, between the Company and Chase Trust Company of California, as Trustee (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

   4.5  --      Registration Rights Agreement, dated as of September 16, 1997, among the Company and Salomon Brothers Inc, Donaldson, Lufkin &
                Jenrette Securities Corporation, and BT Alex. Brown Incorporated
                (incorporated by reference to Exhibit 4.3 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 28, 1997, File No. 0-21374).

   4.6  --      Purchase Agreement, dated as of September 16, 1997, among the
                Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette
                Securities Corporation, and BT Alex. Brown Incorporated
                (incorporated by reference to Exhibit 4.2 of the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 28, 1997, File No. 0-21374).

   4.7  --      Form of security representing the New Notes (included as Exhibit
                A to Indenture filed as Exhibit 4.4 to this Registration
                Statement).

  *5.1  --      Opinion of Curtis, Mallet-Prevost, Colt & Mosle as to the
                validity of the New Notes.

  10.1  --      Distribution Agreement dated as of May 4, 1993, between the
                Company and Dover Corporation (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form
                S-1, as amended, No. 33-71138).

  10.2  --      Tax Sharing Agreement dated as of May 4, 1993, between the
                Company and Dover Corporation (incorporated by reference to Exhibit 10.2 of the Company's Registration Statement on Form
                S-1, as amended, No. 33-71138).

  10.3  --      Employee Matters Agreement dated as of May 4, 1993, between the
                Company and Dover Corporation (incorporated by reference to Exhibit 10.3 of the Company's Registration Statement on Form
                S-1, as amended, No. 33-71138).

++10.4  --      Form of Severance Agreement (incorporated by reference to
                Exhibit 10.6 of the Company's Registration Statement on Form 10, as amended, File No. 0-21374).

  10.5  --      Rights Agreement dated as of May 4, 1993, between The Company and Norwest Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 10.5 of the Company's Registration
                Statement on Form S-1, as amended, No. 33-71138).

++10.6  --      Agreement, dated August 16, 1991, by and between Standard
                Microsystems and Dover Electronics Manufacturing (now called The
                DII Group, Inc.) (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form 10, as amended,
                File No. 0-21374).

++10.7  --      1993 Stock Option Plan (incorporated by reference to Exhibit
                10.8 of the Company's Registration Statement on Form S-1, as amended, No. 33-71138).

++10.8  --      1994 Stock Incentive Plan (incorporated by reference to Exhibit
                10.9 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 0-21374).

++10.9  --      1994 Employee Stock Purchase Plan (incorporated by reference
                Exhibit 10.10 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, File No. 0-21374).

++10.10 --      Savings and Deferred Profit Sharing Plan (incorporated by
                reference to Exhibit 10.4 of the Company's Registration
                Statement on Form 10, as amended, File No. 0-21374).

++10.11 --      Amendments to the Savings and Deferred Profit Sharing Plan
                (incorporated by reference to Exhibit 10.11 of the Company's
                Annual Report on Form 10-K for the fiscal year ended December
                29, 1996, File No. 0-21374).

++10.12 --      Dovatron Ireland Limited Defined Contribution Plan (incorporated by reference to Exhibit 10.5 of the Company's Registration
                Statement on Form 10, as amended, File No. 0-21374).

++10.13 --      Form of Performance Share Agreement pursuant to the 1994 Stock
                Incentive Plan (incorporated by reference to Exhibit 10.16 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, File No. 0-21374).

++10.14 --      Non-Employee Director's Stock Compensation Plan (incorporated by reference to Exhibit B of the Company's Proxy Statement for the Company's 1996 Annual Meeting of Stockholders, File No.
                0-21374).

++10.15 --      Senior Executive Performance Bonus Plan (incorporated by
                reference to Exhibit A of the Company's Proxy Statement for the Company's 1996 Annual Meeting of Stockholders, File No.
                0-21374).

  10.16 -- Loan Agreement -- $60,000,000 Revolving Line of Credit dated April 4, 1996 between The DII Group, Inc. and Norwest Bank Colorado, N.A., The Chase Manhattan Bank, N.A., Harris Trust and Savings Bank, and NBD Bank (incorporated by reference to Exhibit
                10.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, File No. 0-21374).

  10.17 -- Second Amendment to the $80,000,000 Revolving Line of Credit dated August 1, 1997 between The DII Group, Inc. and Norwest Bank Colorado, N.A., The Chase Manhattan Bank, N.A., Harris Trust and Savings Bank, and NBD Bank (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.18 -- Third Amendment to the $80,000,000 Revolving Line of Credit dated September 15, 1997 between The DII Group, Inc. and Norwest Bank Colorado, N.A., The Chase Manhattan Bank, Harris Trust and Savings Bank, and NBD Bank (incorporated by reference to Exhibit
                10.2 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.19 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Ronald R. Budacz (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.20 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Carl R. Vertuca, Jr. (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.21 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Ronald R. Snyder (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.22 -- Employment Agreement dated as of January 1, 1997 between The DII Group, Inc. and Carl. A. Plichta (incorporated by reference to
                Exhibit 10.6 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  10.23 -- First Amendment to Employment Agreement dated as of August 12, 1997 between The DII Group, Inc. and Carl A. Plichta (incorporated by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 1997, File No. 0-21374).

  12.1  --      Computation of Ratio of Earnings to Fixed Charges.

  21.1  --      List of Subsidiaries of the Company.

  23.1  --      Consent of KPMG Peat Marwick LLP.

  23.2  --      Consent of Curtis, Mallet-Prevost, Colt & Mosle (included in
                Exhibit 5.1).

  24.1  --      Powers of attorney (included on the signature pages hereof).

  25.1  --      Statement of eligibility of the Trustee.

  99.1  --      Form of Letter of Transmittal.

  99.2  --      Form of Notice of Guaranteed Delivery.


    ----------

      *     To be filed by amendment.

      ** Schedules were not included but will be furnished supplementally to the Commission upon request.

      + Confidential treatment has been granted as to portions of this exhibit.

      ++    Management contract or compensatory plan.